   As filed with the Securities and Exchange Commission on June 3, 1999
                                                      Registration No. 333-75385
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              -------------------

                              AMENDMENT NO. 2
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------
                           PRINCETON ECOM CORPORATION
              (Exact name of registrant as specified in its charter)

         Delaware                    7374                    22-2528267
                              (Primary standard           (I.R.S. employer
     (State or other      industrial classification     identification no.)
     jurisdiction of             code number)
     incorporation or
      organization)
                                165 Wall Street
                          Princeton, New Jersey 08540
                                 (609) 924-1244
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------
                             Donald C. Licciardello
                      Chairman and Chief Executive Officer
                           Princeton eCom Corporation
                                165 Wall Street
                          Princeton, New Jersey 08540
                                 (609) 924-1244
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              -------------------
                                    Copies to
James P. Prenetta, Jr., Esq. Russell U. Schenkman, Esq. Ellen B. Corenswet, Esq.
  Kelley Drye & Warren LLP        Hale & Schenkman       Brian B. Margolis, Esq.
      101 Park Avenue              13 Roszel Road          Brobeck, Phleger &
 New York, New York 10178           Suite C-225               Harrison LLP
      (212) 808-7800       Princeton, New Jersey 08540       1633 Broadway
                                   (609) 452-0110      New York, New York 10019
                                                             (212) 581-1600
                                 -------------------

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [_]

                              -------------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these + +securities in any jurisdiction where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED JUNE 3, 1999

                              [PRINCETON eCOM LOGO]

                                3,000,000 Shares

                                  Common Stock

  This is Princeton eCom's initial public offering. Princeton eCom has obtained approval for quotation on the Nasdaq National Market under the symbol "ECOM" for the shares we are offering. We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

                                --------------

                 Investing in the common stock involves risks.

                  See "Risk Factors" beginning on Page 7.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $        $
Underwriting Discounts and Commissions..........................   $        $
Proceeds to Princeton eCom......................................   $        $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  Princeton eCom has granted the underwriters a 30-day option to purchase up to
an additional       shares of common stock to cover over-allotments. BancBoston
Robertson Stephens Inc. expects to deliver the shares of common stock to
purchasers on     , 1999.

                                --------------

BancBoston Robertson Stephens                       Donaldson, Lufkin & Jenrette

                                --------------

                       First Union Capital Markets Corp.

                                --------------

Online distribution by                       The undersigned is facilitating
                                                  Internet distribution

E*TRADE Securities                                    DLJdirect Inc.

                   The date of this Prospectus is       , 1999.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

    Until     , 1999, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   7
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Financial Data..................................................  18
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................  19
Business.................................................................  28
Management...............................................................  43
Certain Transactions.....................................................  52
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  54
Shares Eligible for Future Sale..........................................  56
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Additional Information...................................................  60
Index to Financial Statements............................................ F-1

                             ---------------------

    Digital Scanline, els Electronic Lockbox Service and 1-800-PayBill are our registered trademarks. e-Collect is also a trademark of ours. All other trademarks or trade names referred to in this prospectus are the property of their respective owners.

[GRAPHIC insert with the following customer logos: Citibank, Southern California Edison, Bell Atlantic, Western Union, Discover, Sears, Washington Gas, Sallie Mae, LA Times, and First USA.

The graphic also contains the following industry quotes:

"PRINCETON (eCom) MAKES THE GRADE PUBLISHING EBILLS."
- Jim Middlemiss, Bank Technology News

"Today the most important electronic lockbox provider is Princeton (eCom)."
- Gary Craft, E*OFFERING

WITH AN EMPHASIS ON BILL PRESENTMENT, PRINCETON (eCom) CATCHES A NEW WAVE
- Report on Home Banking and Financial Services
  March 25, 1998

"Princeton (eCom) is the pioneer in electronic bill presentment and payment and a market leader in the Internet bill presentment and payment industry."
- Jules F. Street, Vice President, Killen & Associates Research - EBPP - Volume Study

The graphic also includes the "Princeton eCom" logo and the quotes: "eCom is a leading provider of outsourced electronic bill publishing and payment solutions," and "If you are looking for a simple outsourced solution, our model speaks for itself."

The graphic also includes a tiered depiction of Princeton eCom's Publishing Model and of the Biller In House EBPP Model.]

                                    SUMMARY

    This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.

                                  The Company

    We provide comprehensive electronic bill publishing services via the telephone and Internet to large businesses, which generate recurring bills, and financial institutions. Our bill publishing services are comprised of both the presentment and payment of bills. We also provide electronic lockbox and credit card balance transfer services to large businesses and financial institutions.

    Our telephone bill publishing service enables consumers to access billing information and to pay bills in as few as five keystrokes and to set up automatic payment of recurring bills. Our Internet bill publishing service eliminates the need for billers to generate and mail paper bills. Both our telephone and Internet services eliminate the need for consumers to write and mail paper checks. Our Internet bill publishing service allows billers to publish bills directly through their own web sites or indirectly through web sites of financial institutions and Internet portals. An Internet portal is a high-traffic web site that allows people to search, navigate, retrieve information and access services via the Internet. Using our service, consumers have numerous options of how, where and when to access, analyze and pay their bills. Our electronic lockbox service, which is a stand-alone service as well as a key component of both our telephone and Internet bill publishing services, is a clearinghouse for electronic consumer-initiated payments. Our credit card balance transfer service allows electronic transfers of balances from one credit card institution to another. As of May 31, 1999, of our more than 250 corporate customers, 45 were utilizing our electronic bill publishing services. Of these customers, 14 are currently utilizing our Internet bill publishing service. We have incurred losses in each of the last five years and expect to continue to incur losses from operations in the forseeable future.

    According to Jupiter Communications, in 1998 approximately 15 billion consumer paper bills were received by approximately 100 million U.S. households. Creating and presenting a paper bill is a multiple-step process that is costly and labor intensive for a biller. According to Gartner Group, the average cost to a biller of creating and delivering a paper bill is $1.00. The bill payment process is also time consuming for the consumer.

    Billers have traditionally mailed their consumers paper bills and, in turn, consumers have paid their bills by mailing checks. With technology advancements, billers have begun to use non-paper based billing alternatives designed to reduce their billing costs and to provide their consumers with increased convenience. The Internet has provided the opportunity to dramatically simplify the bill presentment and payment process, to greatly reduce the cost to billers and to improve the convenience for consumers. As the Internet gains increased acceptance as a medium for financial services, we believe that more billers will begin to utilize Internet bill presentment and payment services.

    Most billers lack the expertise to cost-effectively implement and maintain the hardware and software necessary to present bills and process consumer payments through the Internet. Billers choosing to use the Internet to facilitate the billing process must decide whether to develop Internet bill presentment and payment capabilities internally or to outsource the process. Our electronic bill publishing services dramatically simplify the bill presentment and payment process, providing the following key benefits to our customers:

  . comprehensive, cost-effective outsourcing of the entire bill presentment and payment process;

  . broad distribution that provides consumers with numerous options of how, where and when to access and pay their bills;
  . fully customized Internet-based consumer billing interface that allows billers, financial institutions and Internet portals to preserve the existing look and feel of their web sites;

  . reliable system architecture that is expandable at relatively low cost; . enhanced network and data security; and . ease of integration with billers' financial accounting systems.

    Although the Internet bill presentment and payment market is in the early stages of development, we have leveraged our existing services to position ourselves as a market leader in this emerging industry.

    On January 25, 1984, we were incorporated in the State of Delaware under the name Princeton TeleCom Corporation. On March 24, 1999, we changed our name to Princeton eCom Corporation. Our principal office is located at 165 Wall Street, Princeton, New Jersey 08540 and our telephone number is 1-800-PayBill. Our web site address is www.princetonecom.com. The information on our web site is not a part of this prospectus.

    Prior to completion of this offering, we will effect a 3- for-1 stock split in the form of a stock dividend. Unless otherwise noted, the information in this prospectus assumes that the stock split has been effected and that the underwriters will not exercise their over-allotment option.

                                  The Offering

Common stock offered by Princeton eCom...... 3,000,000 shares
Common stock to be outstanding after the
  offering.................................. 14,344,002 shares
Use of proceeds............................. To invest in the further growth and expansion of our business and
                                             for working capital and other
                                             general corporate purposes. See
                                             "Use of Proceeds."
Proposed Nasdaq National Market symbol...... ECOM

                             Summary Financial Data
                     (in thousands, except per share data)

    The As Adjusted Balance Sheet Data summarized below reflects the application of the net proceeds from the sale of the 3,000,000 shares of common stock offered by Princeton eCom at an assumed initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and our estimated offering expenses.

                                                                         Three
                                                                        Months
                                                                         Ended
                                 Year Ended December 31                March 31
                          -----------------------------------------  --------------
                           1994    1995    1996     1997     1998     1998    1999
                          ------  ------  -------  -------  -------  ------  ------
Statement of Operations
  Data:
Total revenues..........  $  797  $2,235  $ 1,836  $ 3,032  $ 3,822  $  831  $1,142
Operating loss..........    (764)   (556)  (2,184)  (2,126)  (3,341)   (520) (1,075)
Net loss................    (546)   (629)  (2,191)  (2,142)  (3,355)   (524) (1,077)
Basic and diluted net
  loss per share........  $(0.07) $(0.08) $ (0.26) $ (0.25) $ (0.36) $(0.06) $(0.10)
Shares used in computing
  net loss
  per share.............   8,351   8,351    8,454    8,568    9,423   8,615  11,126

                                                           March 31, 1999
                                                        --------------------
                                                         Actual  As Adjusted
                                                        -------- -----------
Balance Sheet Data:
Cash and cash equivalents..............................  $8,775    $35,475
Working capital (deficit)..............................    (823)    25,877
Total assets...........................................  11,686     38,386
Long term debt, less current portion...................      44         44
Total stockholders' equity.............................     189     26,889

                                  RISK FACTORS

    Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making an investment decision. The risks and uncertainties described below are not the only ones faced by our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, results of operations or financial condition could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

                         Risks Related To Our Business

We have a history of losses and expect to continue to incur losses

    We have incurred net losses in each of the last five years and expect to continue to incur losses from operations for the foreseeable future. We cannot assure you that we will ever become profitable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    We intend to expend significant resources on our sales, marketing and new customer implementation operations. As a result, we will need to achieve significant revenue increases to achieve and maintain profitability. We cannot assure you that we will be able to achieve the necessary revenue growth. Our number of customers or the number of services which our customers buy from us may grow more slowly than we anticipate or may decrease in the future.

Our business model is unproven and is evolving

    The electronic bill presentment and payment industry, which includes all non-paper based mediums, is an evolving industry. During the first quarter of 1999, 30% of our service fee revenues were generated from our 14 customers who use both our telephone and Internet bill publishing services. Although we have expended and will continue to expend considerable resources in developing our Internet bill publishing service, we need to achieve critical mass in terms of number of billers and consumers that use the service in order for it to succeed. Even with the successful growth of Internet usage, our business model will not succeed if consumers are not receptive to using the Internet to pay their bills. If a significant number of billers fail to adopt our Internet bill publishing service or adopt this service more slowly than we anticipate, or if we fail to retain new billers or further expand this service to penetrate our existing non-Internet customer base, our business would be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business -- The Princeton eCom Strategy."

Our operating results may fluctuate significantly from quarter to quarter, which may negatively impact our stock price

    Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

                                          . the loss of key employees and the
                                            time and expense needed to
 . the rate at which we increase             recruit, hire and train new
  our customer base and their use           personnel, particularly service
  of our various services;                  development personnel;


 . the amount and timing of costs          . our ability to upgrade, enhance
  related to our sales and                  and maintain our systems and
  marketing efforts and other               infrastructure and the timing and
  initiatives;                              cost of this;


 . sales and implementation cycles         . interest rate fluctuations; and
  of our customers;


                                          . economic conditions which may
 . the loss of a number of existing          affect the budgets of billers,
  customers;                                financial institutions and
                                            consumers for technological
                                            expenditures.

    Because of these factors, we believe that comparisons of our quarterly operating results are not necessarily meaningful. In addition, it is possible that in some future quarters our operating results will be below the expectations of research analysts and investors, and in that case, the price of our common stock is likely to decline.

If we fail to respond to rapid technological change, our business will suffer

    The electronic bill presentment and payment industry is characterized by rapid technological change. As a result, the emergence of new industry standards and practices could render our existing technologies and systems, and thus our services, obsolete. The development of our technologies and necessary service enhancements entails significant technical and business risks and requires substantial lead-time and expenditures. We may not be able to keep pace with the latest technological developments, successfully identify and meet our customer demands, use new technologies effectively or adapt our services to customer requirements or emerging industry standards. If we cannot adapt or respond in a cost-effective and timely manner to technological changes, our business, operating results and financial condition will be materially and adversely affected.

If we do not develop relationships with significant Internet aggregators of consumer bills, our business will suffer

    We believe that in order to be successful in the Internet bill presentment and payment industry, we must have relationships with a number of aggregators that will enable our customers, through our Internet bill publishing service, to reach a significant portion of their consumer audience. An aggregator is a company that consolidates bills from different billers and bill publishers and then distributes the bills to web sites of financial institutions and portals where consumers can go to pay their bills. We cannot assure you that we will be able to achieve or maintain this minimum number of relationships and our failure to do so would have a material and adverse effect on our business, operating results and financial condition.

Increased competition in the electronic bill presentment and payment markets could materially and adversely affect our business

    Increased competition in the electronic bill presentment and payment market could have a material and adverse effect on our business, operating results and financial condition. We believe that the principal competitive factors are:

  .ability to identify and respond to customer needs;

  .technical expertise;

  .quality of the service;

  .price of the service;

  .breadth of distribution; and

  . possible preexisting relationships between companies that process paper bills or lockbox service providers and our potential customers.

    In addition to the foregoing, our Internet bill presentment services also face competitive pressures from various third-party software vendors, which provide some of the software necessary for the development of an integrated, in-house Internet bill publishing service. In addition, these companies could potentially leverage their existing capabilities and relationships to enter the outsourced Internet bill presentment and payment market.

    Many of our actual and potential competitors have significantly greater financial, marketing, technical, sales and customer support and other resources, larger customer bases and longer relationships with customers than we do. In addition, some of these potential competitors may be able to devote greater resources to the development, promotion and sale of their services, adopt more aggressive pricing strategies and devote substantially more resources to the development of technology and systems development than we are able.

    Increased competition may result in reduced operating margins, loss of market share and diminished value of our services, as well as different pricing, service and marketing strategies. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material and adverse effect on our business, operating results and financial condition.

If we fail to successfully expand our sales and marketing activities, our business will be materially and adversely affected

    We intend to expand our sales and marketing activities by hiring additional sales and marketing personnel. Our ability to expand our sales and marketing activities involves a number of risks including:

  . our ability to successfully integrate future sales and marketing personnel; and

  . our ability to hire, retain, integrate and motivate sales and marketing personnel in a very competitive environment.

    We cannot assure you that we will be successful in expanding our sales and marketing personnel, and our failure to do so would have a material and adverse effect on our sales and marketing efforts and on our business, operating results and financial condition.

A number of members of our management team have little experience working together, and we depend on a few key employees

    Our future success will depend upon the continued service of key management and technical personnel. Ronald W. Averett, our President and Chief Operating Officer, joined us in March 1999 and Christopher S. Sugden, our Senior Vice President and Chief Financial Officer, joined us in February 1999. Three other members of our senior management team have joined us since April 1999. Given their limited experience with our business and other members of management, it is possible that these officers may not integrate well into our business. Their failure to integrate well would have a material and adverse effect on our business, operating results and financial condition.

    We currently do not maintain key man life insurance policies on any of our employees. We do not have employment agreements with any of our employees other than Messrs. Averett and Sugden. The loss of the services of any of our key employees or our inability to hire and retain additional key employees would have a material and adverse effect on our business, operating results and financial condition. See "Management -- Employment Agreements."

If we fail to effectively manage our internal growth, our business will be materially and adversely affected

    We recently began to significantly expand our operations and intend to continue this expansion. We increased our employee base from 56 at December 31, 1997 to 95 at May 31, 1999. This expansion has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. We must hire additional managerial, and sales and marketing employees. In addition, we cannot assure you that we can successfully integrate any new management personnel into our existing management team. We cannot assure you that current and planned personnel, systems, procedures and controls will be adequate to support our future operations. If we are unable to manage our growth effectively, the quality of our services, our ability to train and retain key personnel, and our business, operating results and financial condition will be materially and adversely affected.

We will be dependent on our relationships with financial institutions to help market our services and our business would be materially and adversely affected if we were to lose some of these relationships

    We will be dependent on our relationships with financial institutions to help market our services to more billers. Our ability to increase revenues depends partially upon our ability to market our services through new and existing relationships. If we lose some of these relationships or fail to develop new ones, our business will not meet growth expectations and our business, operating results and financial condition will be materially and adversely affected.

If our system security is breached, our business will be materially and adversely affected

    A fundamental requirement for Internet bill presentment and payment services is the secure transmission of confidential information over public computer networks. Third parties may attempt to breach our system security or that of our customers. If they are successful, we may be liable to our billers or their consumers for any breach in our system security and any breach could harm our reputation.

    Our computer servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions or delays in processing transactions, or the manipulation or loss of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against system security breaches or to alleviate problems caused by any breach. Our failure to prevent system security breaches would have a material and adverse effect on our business, operating results and financial condition.

Our operations are dependent upon systems which are located at a single site and an interruption of our systems could materially and adversely affect our business

    Our success depends largely upon the efficient and uninterrupted operation of our operating systems. All of our operating systems are located at a single facility leased by us in Princeton, New Jersey. Our systems are vulnerable to damage or interruption from fire, power loss, telecommunications failure, break-ins and similar events. We cannot assure you that we will not experience system failures in the future. The occurrence of a system failure or similar event could have a material and adverse effect on our business, operating results and financial condition.

A constraint in capacity to process transactions would materially and adversely affect our business

    Capacity constraints in processing transactions, due to a sharp increase in traffic, may cause unanticipated system disruptions, impair quality and lower the level of our service. If this were to happen, our business, operating results and financial condition will be materially and adversely affected.

We do not have any long-term contracts with our billers or aggregators

    All of our contracts with our billers and aggregators are short-term and can be terminated without cause, generally upon 30 to 90 days' notice. Our future success depends on our ability to retain our current billers and aggregators and attract new billers and aggregators. The loss of several of our larger existing billers or aggregators, or our inability to attract new billers or a major aggregator, would have a material and adverse effect on our business, operating results and financial condition.

If our services do not function as designed, we may incur significant liability

    Our electronic bill publishing services are designed to provide payment management functions and to limit the billers' risk of fraud or loss in effecting transactions with their consumers. As our electronic services become more critical to our billers, there is a potential for significant liability claims for the processing of fraudulent or erroneous transactions. If a liability claim were brought against us, even if not successful, its defense would likely be time consuming and costly and could injure our reputation. A successful liability claim may have a material and adverse effect on our business, operating results and financial condition.

Our failure to successfully integrate any future acquisitions would strain our managerial, operational and financial resources

    As part of our business strategy, we intend to pursue strategic acquisitions that would provide additional technologies, billers, services or experienced personnel. Acquisitions present a number of potential risks that would have a material and adverse effect on our business, operating results and financial condition, including:

  . difficulties in assimilating the acquired company's personnel, operations and technologies;

  . the potential loss of key employees of the acquired company;

  . the distraction of our management's attention from other business concerns; and

  . potentially dilutive issuances of our common stock or the incurrence of substantial amounts of debt.

Year 2000 problems would adversely affect our business

    In order to accurately provide our services, we must rely on technology supported by billers, financial institutions, aggregators, presenters and consumers. Furthermore, our services rely on the transmission of information over the phone lines and data over the Internet, third party data and voice communication lines, and data transmission through wire transfer systems, including the Federal Funds system. Failure by us, our billers, aggregators, presenters or suppliers to adequately address Year 2000 issues in a timely manner could impede our ability to provide our services and have a direct impact on our ability to generate revenue. This, in turn, could have a material and adverse impact on our business, financial condition and results of operations.

If we are unable to protect our intellectual property rights, our business will be materially and adversely affected

    We protect our intellectual property rights through a combination of trademark, copyright and trade secrets laws. We cannot assure you that the steps we have taken to protect our intellectual property rights, however, will be adequate to deter misappropriation of those rights. In addition, we cannot be certain that our services do not infringe valid patents, copyrights and intellectual property rights held by third parties. See "Business --
 Proprietary Rights."

Our revenue could be negatively impacted by decreases in interest earned on overnight investments

    For the three months ended March 31, 1999, approximately 36% of our revenue was generated from interest paid on amounts deposited overnight with financial institutions pending payment. The interest earned is based on the prevailing short-term interest rates. Accordingly, fluctuations in the short-term interest rates will affect our revenues. Likewise, a decrease in revenue generated by overnight investment may not be met by a corresponding decrease in any borrowing costs which we may incur in the future. Thus, either a fall in the prevailing short-term interest rates or an increase in future borrowing costs could materially and adversely affect our business, operating results and financial condition.

                         Risks Related to Our Industry

Government regulation and the legal uncertainties relating to the services we provide would cause our business to suffer

    Our management believes that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce services. We cannot assure you that a federal or state agency will not attempt, either now or in the future, to require that providers of services like ours be licensed. This would impede our ability to do business in the areas within the regulator's jurisdiction. In conducting several aspects of our business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code. We are also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Federal Reserve Board. Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. It is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, these laws, rules and regulations could be imposed on our business and industry and would have a material and adverse effect on our business, operating results and financial condition. In addition, any new laws or regulations relating to the Internet would have a material and adverse effect on our business, operating results and financial condition. See "Business -- Government Regulations."

We depend on the continued growth in the use of the Internet and the development of the Internet infrastructure

    The growth of our business would be materially and adversely affected if Internet usage does not continue to grow rapidly. Internet usage may be inhibited for a number of reasons, including:

  . concerns about the security of confidential information;

  . lack of reliability and ease of access;

  . lack of cost-effective, high-speed service;

  . inconsistent quality of service;

  . inadequate network infrastructure; or

  . adoption of onerous governmental regulations.

    In addition, the Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and its performance and reliability may decline. Internet web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the use of our Internet bill publishing service, could grow more slowly than projected or decline.

We may encounter Internet security concerns that would hinder Internet commerce

    The secure transmission of confidential information over the Internet is an important component of electronic commerce and communications over the Internet. Because a number of our services involve the transfer of confidential information, our business, operating results and financial condition could be materially and adversely affected if Internet users significantly reduce their use of the Internet because of system security concerns. We may also be required to expend significant time and resources to protect our services against the threat of security breaches or to alleviate problems caused by such breaches.

                        Risks Relating to this Offering

We are controlled by Donald C. Licciardello, our Chairman and Chief Executive Officer, whose interests may differ from those of other stockholders

    After this offering, Donald C. Licciardello, our Chairman and Chief Executive Officer, will control, either directly or indirectly through the Donald Licciardello Family Limited Partnership, approximately 48.8%, or 47.3% if the underwriters' overallotment option is exercised in full, of our outstanding common stock. As a result, he will have the ability to control our management and affairs, and to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of control may have the effect of deterring a change in control of Princeton eCom, including impeding a merger, consolidation, takeover or other business transaction involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of Princeton eCom. Any of the foregoing results could, in turn, materially and adversely affect the market price for our common stock. See "Principal Stockholders."

Billing Concepts Corp. has the ability to appoint two members of our Board of Directors

    Pursuant to the terms of a voting agreement, as amended, entered into among Billing Concepts, Donald C. Licciardello and the Donald Licciardello Family Limited Partnership, of which Mr. Licciardello is the general partner, in connection with Billing Concepts' purchase of shares of Princeton eCom in September 1998, Billing Concepts, Mr. Licciardello and the Donald Licciardello Family Limited Partnership have agreed to vote all of their respective shares of common stock to elect to our board two individuals designated by Billing Concepts and three individuals designated by Mr. Licciardello. As a result, Billing Concepts, the holder of 18.3% of our common stock after this offering (17.8% if the underwriters' overallotment option is exercised in full), can designate 40% of the members of our board. Through this disproportionate voting power, Billing Concepts may be able to influence the outcome of a decision which may not be in the best interests of all stockholders. See "Certain Transactions."

Certain provisions of Delaware law, our certificate of incorporation and our by-laws may make a takeover of our company more difficult which could materially and adversely affect the market price for our common stock

    We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a third party or a significant stockholder from acquiring control of us. In addition, provisions of our certificate of incorporation and by-laws may have the effect of discouraging, delaying or preventing a merger, tender offer or proxy contest involving Princeton eCom, even if such transaction would be beneficial to our stockholders. See "Description of Capital Stock."

Future sales of our common stock in the public market may depress our stock price

    The market price of our common stock could decline as a result of sales by our existing stockholders of a large number of shares of common stock in the market after this offering, or the perception that these sales may occur. These sales also might make it more difficult for us to sell equity securities in the future and at a price that we deem appropriate. See "Shares Eligible for Future Sale."

You will experience an immediate and substantial dilution in the book value of your investment

    Investors purchasing shares in this offering will incur immediate and substantial dilution in net tangible book value per share. To the extent outstanding options to purchase common stock are exercised, there will be further dilution. See "Dilution."

Trading in our common stock could be subject to extreme price and volume fluctuations and you could have difficulty trading your shares of common stock

    We cannot predict the extent to which investor interest in Princeton eCom will lead to the development of an active trading market or that the market price of our common stock will not decline below the initial public offering price. The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been extremely volatile. Investors may not be able to resell their shares at or above the initial public offering price.

                                USE OF PROCEEDS

    The net proceeds we receive from this offering are estimated to be approximately $26.7 million, $30.9 million if the underwriters' over-allotment option is exercised in full, assuming an initial public offering price of $10.00 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. The principal uses of the net proceeds will be to invest in the further growth and expansion of our business and for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire or invest in complementary businesses. However, we do not currently have commitments or agreements to make such investment.

    As of the date of this prospectus, we have not identified with certainty the specific uses for the net proceeds from this offering. Consequently, our management will have discretion over their use and investment. Pending their use, the net proceeds will be invested in short-term, investment grade, interest-bearing instruments, certificates of deposit or direct or guaranteed obligations of the United States government.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We currently anticipate that all future earnings, if any, will be retained to finance the further expansion and continued growth of our business. Any future determination regarding the payment of cash dividends will be within the sole discretion of our board of directors and will depend upon, among other things, our earnings, operating results, financial condition and current and anticipated cash needs.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 1999 on an actual basis and as adjusted to reflect the sale by us of the shares of common stock to be sold in this offering at an estimated offering price of $10.00 per share. The As Adjusted data is calculated after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. See "Use of Proceeds." The capitalization information set forth in the table below is qualified by and should be read in connection with the more detailed financial statements and related notes thereto included elsewhere in this prospectus.

                                                             March 31, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
Long-term debt, less current portion..................... $     44   $     44
                                                          --------   --------
Stockholders' equity:
  Common stock, $0.01 par value; 50,000,000 shares
    authorized; 11,284,002 shares issued and outstanding,
    actual; and 14,284,002 shares issued and outstanding,
    as adjusted..........................................      113        143
  Additional paid-in-capital.............................   14,587     41,257
  Accumulated deficit....................................  (11,970)   (11,970)
  Subscriptions receivable...............................     (188)      (188)
  Deferred compensation..................................   (2,353)    (2,353)
                                                          --------   --------
  Total stockholders' equity.............................      189     26,889
                                                          --------   --------
    Total capitalization................................. $    233   $ 26,933
                                                          ========   ========

    The above capitalization table excludes (1) 2,697,900 shares of common stock issuable upon the exercise of options outstanding under our stock option plans, as of March 31, 1999, at a weighted average price of $1.87 per share and
(2) 2,361,150 shares of common stock reserved for issuance, and not outstanding, under our existing stock option plans as of March 31, 1999.

                                    DILUTION

    Our net tangible book value as of March 31, 1999 was $188,611, or $0.02 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of our common stock outstanding. After giving effect to our sale of 3,000,000 shares of common stock in this offering at an estimated offering price of $10.00 per share and the application of the estimated net proceeds of this offering, our net tangible book value as of March 31, 1999 would have been approximately $26,888,611, or $1.88 per share of common stock. This represents an immediate increase in the net tangible book value of $1.86 per share to existing stockholders and an immediate dilution in the net tangible book value of $8.12 per share to new investors buying common stock in this offering. The following table illustrates this per share dilution:

     Assumed initial public offering price per share..............        $10.00
       Net tangible book value per share as of March 31, 1999.....  $0.02
       Increase attributable to new investors ....................   1.86
                                                                    -----
     Adjusted net tangible book value per share as of March 31,
       1999.......................................................          1.88
                                                                          ------
     Dilution per share to new investors..........................        $ 8.12
                                                                          ======

    The following table summarizes, as of March 31, 1999, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
Existing stockholders.....  11,284,002     79% $10,959,000     27%    $ 0.97
New investors.............   3,000,000     21   30,000,000     73     $10.00
                            ----------  -----  -----------  -----
  Total...................  14,284,002  100.0% $40,959,000  100.0%
                            ==========  =====  ===========  =====

    The foregoing discussion excludes (1) 2,697,900 shares of common stock issuable upon the exercise of options outstanding under our stock option plans, as of March 31, 1999, at a weighted average price of $1.87 per share and (2) 2,361,150 shares of common stock reserved for issuance, and not outstanding, under our existing stock option plans as of March 31, 1999.

                            SELECTED FINANCIAL DATA

    The following selected financial data has been derived from our financial statements. The selected financial data as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 are derived from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected financial data as of December 31, 1996 has been derived from our audited balance sheet which is not included in this prospectus. The selected financial data as of December 31, 1994 and 1995 and for each of the two years in the period ended December 31, 1995 are derived from our unaudited financial statements not included in this prospectus. The selected financial data as of March 31, 1999 and for the three-month periods ended March 31, 1998 and 1999 have been derived from our unaudited financial statements, which in our opinion, include all adjustments necessary for a fair presentation of the information below. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results expected for the entire year. The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

                                                                        Three Months
                                                                            Ended
                                  Year Ended December 31                  March 31
                          -------------------------------------------  ----------------
                           1994     1995     1996     1997     1998     1998     1999
                          -------  -------  -------  -------  -------  ------  --------
                                   (in thousands, except per share data)
Statement of Operations
  Data:
Revenues:
 Service fees...........  $   792  $ 1,868  $ 1,632  $ 2,333  $ 2,386  $  583  $   735
 Interest...............        5      367      204      699    1,436     248      407
                          -------  -------  -------  -------  -------  ------  -------
  Total revenues........      797    2,235    1,836    3,032    3,822     831    1,142
                          -------  -------  -------  -------  -------  ------  -------
Operating expenses:
 Cost of services.......      476    1,054    1,363    1,801    1,967     430      555
 Development costs......      216      410      834      820      895     216      332
 Selling, general and
   administrative.......      869    1,327    1,823    2,537    3,283     671    1,100
 Amortization of
   deferred
   compensation.........       --       --       --       --    1,018      34      230
                          -------  -------  -------  -------  -------  ------  -------
  Total operating
    expenses............    1,561    2,791    4,020    5,158    7,163   1,351    2,217
                          -------  -------  -------  -------  -------  ------  -------
Operating loss..........     (764)    (556)  (2,184)  (2,126)  (3,341)   (520)  (1,075)
Interest expense........       84       73        7       16       14       4        2
                          -------  -------  -------  -------  -------  ------  -------
Loss before
  extraordinary item....     (848)    (629)  (2,191)  (2,142)  (3,355)   (524)  (1,077)
Extraordinary gain from
  debt forgiveness......      302       --       --       --       --      --       --
                          -------  -------  -------  -------  -------  ------  -------
Net loss................  $  (546) $  (629) $(2,191) $(2,142) $(3,355) $ (524) $(1,077)
                          =======  =======  =======  =======  =======  ======  =======
Basic and diluted net
  loss per share........  $ (0.07) $ (0.08) $ (0.26) $ (0.25) $ (0.36) $(0.06) $ (0.10)
                          =======  =======  =======  =======  =======  ======  =======
Shares used in computing
  net loss per share....    8,351    8,351    8,454    8,568    9,423   8,615   11,126
                          =======  =======  =======  =======  =======  ======  =======
                                        December 31
                          -------------------------------------------          March 31
                           1994     1995     1996     1997     1998              1999
                          -------  -------  -------  -------  -------          --------
                                          (in thousands)
Balance Sheet Data:
Cash and cash
  equivalents...........  $   443  $ 1,408  $   523  $   505  $ 6,362          $ 8,775
Working capital
  (deficit).............   (2,463)  (3,266)  (5,635)  (7,908)    (308)            (823)
Total assets............    1,031    2,748    1,799    2,110    9,344           11,686
Long-term debt, less
  current portion.......       20       26      121       75       50               44
Total stockholders'
equity (deficit)........   (2,425)  (3,055)  (5,244)  (7,385)     278              189

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with our financial statements and the related notes which are included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those discussed in these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

    We provide comprehensive electronic bill publishing services via the telephone and Internet to large businesses, which generate recurring bills, and financial institutions. Our bill publishing services are comprised of both the presentment and payment of bills. We also provide electronic lockbox and credit card balance transfer services to large businesses and financial institutions. Our telephone bill publishing service enables consumers to access billing information and to pay bills in as few as five keystrokes and set up automatic payment of recurring bills. Our Internet bill publishing service allows billers to publish bills directly through their own web sites or indirectly through web sites of financial institutions and Internet portals.

    Our revenues are primarily derived from two sources.

  . Service Fees. We derive revenue from contractual relationships with billers and financial institutions. Service fee revenues, which represent transaction fees charged by us for our services, are recognized as the services are performed.

  . Interest. We also derive revenue through the overnight investment of funds received pending payment. These funds are invested overnight in investment grade and government securities while we reconcile consumer and financial institution payments with our customers' accounting databases. Interest revenue is recorded as it is earned.

    We intend to significantly increase our sales and marketing and new customer implementation expenditures during 1999. We believe these expenditures will enable us to grow our biller base and continue to expand our relationships with aggregators. We also believe that we can increase our share of the Internet bill presentment and payment market through the establishment or expansion of strategic relationships with providers of paper-based billing services and financial institutions that have existing relationships with our targeted biller customer base.

    We incur development costs in connection with developing our services. To date, we have not capitalized any development costs. We expect to significantly increase our development costs in the future as we enhance our current services and develop new service offerings. This increase will primarily relate to the hiring of additional employees performing technical support and computer programming functions.

    During 1998, we recorded an aggregate deferred compensation expense of approximately $1.9 million in connection with the grant of stock options to our employees and directors at exercise prices below the fair market value of our common stock. We are amortizing this deferred compensation expense over the vesting periods of the options, which range from immediate vesting to periods of up to four years. Of the $1.9 million of deferred compensation expense recorded, approximately $1.0 million was charged to expense during the year ended December 31, 1998.

    We have incurred significant losses since our inception and we expect to continue to incur significant losses for the foreseeable future. As of December 31, 1998, we had an accumulated deficit of approximately $10.9 million and approximately $8.6 million of net operating loss carryforwards for federal income tax purposes. Our net loss carryforwards begin to expire in 2003.

Results of Operations

    The following table sets forth financial data as a percentage of revenues for the periods indicated.

                                                              Three Months
                                         Year Ended               Ended
                                        December 31             March 31
                                     ----------------------   ---------------
                                      1996    1997    1998     1998     1999
                                     ------   -----   -----   ------   ------
Revenues:
  Service fees......................   88.9%   77.0%   62.4%    70.2%    64.4%
  Interest..........................   11.1    23.0    37.6     29.8     35.6
                                     ------   -----   -----   ------   ------
     Total revenues.................  100.0   100.0   100.0    100.0    100.0
                                     ------   -----   -----   ------   ------
Operating expenses:
  Cost of services..................   74.2    59.4    51.5     51.7     48.6
  Development costs.................   45.4    27.0    23.4     26.0     29.0
  Selling, general and
    administrative..................   99.3    83.7    85.9     80.8     96.3
  Amortization of deferred
    compensation....................    0.0     0.0    26.6      4.1     20.2
                                     ------   -----   -----   ------   ------
     Total operating expenses.......  218.9   170.1   187.4    162.6    194.1
                                     ------   -----   -----   ------   ------
Operating loss...................... (118.9)  (70.1)  (87.4)   (62.6)   (94.1)
Interest expense....................    0.4     0.5     0.4      0.5      0.2
                                     ------   -----   -----   ------   ------
Net loss............................ (119.3)% (70.6)% (87.8)%  (63.1)%  (94.3)%
                                     ======   =====   =====   ======   ======

Three Months Ended March 31, 1999 Compared to Three Months Ended March 31, 1998

 Revenues

    Total revenues increased by $311,000 to $1.1 million for the three months ended March 31, 1999 from $831,000 for the three months ended March 31, 1998, an increase of 37%.

    Service Fees. Service fees increased by $152,000 to $735,000 for the three months ended March 31, 1999 from $583,000 for the three months ended March 31, 1998, an increase of 26%. This increase is primarily attributable to services provided to new financial institutions implemented in the quarter as well as increases in revenues from increased volume from current customers of our Internet bill publishing service and our 1-800-Paybill service. Service fees represented 64% of total revenues for the three months ended March 31, 1999 compared to 70% for the three months ended March 31, 1998.

    Interest. Interest revenue increased by $159,000 to $407,000 for the three months ended March 31, 1999 from $248,000 for the three months ended March 31, 1998, an increase of 64%. This increase is primarily attributable to an increase in the number of transactions per existing customer, higher dollar amounts associated with each transaction and the addition of new customers. Interest represented 36% of total revenues for the three months ended March 31, 1999 compared to 30% of total revenues for the three months ended March 31, 1998.

 Operating Expenses

    Total operating expenses increased by $800,000 to $2.2 million for the three months ended March 31, 1999 from $1.4 million for the three months ended March 31, 1998.

    Cost of Services. Cost of services consists primarily of data processing costs, new customer implementation, customer service and technical support, as well as third party transaction fees like automated clearinghouse transaction charges associated with wiring funds in performing our services. Cost of services increased by $125,000 to $555,000 for the three months ended March 31, 1999 from $430,000 for the three months ended March 31, 1998, an increase of 29%. This increase was primarily attributable to the corresponding increase in revenue, as well as an increase in the number of employees in anticipation of future growth. Cost of services was 49% of total revenues for the three months ended March 31, 1999 compared to 52% of total revenues for the three months ended March 31, 1998.

    Development Costs. Development costs consist primarily of salaries for software engineers and programming personnel. Development costs increased by $116,000 to $332,000 for the three months ended March 31, 1999 from $216,000 for the three months ended March 31, 1998, an increase of 54%. This increase was primarily attributable to increases in payroll associated with additional headcount in anticipation of future growth. Development costs represented 29% of total revenues for the three months ended March 31, 1999 compared to 26% of total revenues for the three months ended March 31, 1998.

    Selling, General and Administrative. Selling, general and administrative expense consists primarily of salaries for sales and marketing personnel and accounting and administrative personnel, as well as sales commissions and public relations expense. Selling, general and administrative expense increased by $429,000 to $1.1 million for the three months ended March 31, 1999 from $671,000 for the three months ended March 31, 1998, an increase of 64%. This increase was primarily attributable to an increase in the number of sales and marketing and administrative personnel in anticipation of future growth. Selling, general and administrative expense represented 96% of total revenues for the three months ended March 31, 1999 compared to 81% of total revenues for the three months ended March 31, 1998.

    Amortization of Deferred Compensation. Amortization of deferred compensation increased by $196,000 to $230,000 for the three months ended March 31, 1999 from $34,000 for the three months ended March 31, 1998. Deferred compensation represents the difference between the exercise price of options granted by us and the fair market value of our common stock on the grant date of the options in cases where the exercise price was below fair market value on the grant date. At March 31, 1999, we had $2.4 million of deferred compensation that will be amortized over the remaining vesting periods of the options, which range from one to four years.

    Interest Expense. Interest expense consists of interest paid on leased equipment. Interest expense decreased to $2,100 for the three months ended March 31, 1999 from $3,700 for the three months ended March 31, 1998.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

 Revenues

    Total revenues increased by $790,000 to $3.8 million in the year ended December 31, 1998 from $3.0 million in the year ended December 31, 1997, an increase of 26%.

    Service Fees. Service fees were relatively unchanged at $2.4 million for the year ended December 31, 1998 compared to $2.3 million for the year ended December 31, 1997. Revenue was relatively flat because the increase in revenues from our 1-800-PayBill service and Internet bill publishing service was offset by a decrease in revenue from our payment services resulting from some financial institutions electing to bring these services in-house. Service fees represented 62% of total revenues for the year ended December 31, 1998 compared to 77% of total revenues for the year ended December 31, 1997.

    Interest. Interest revenue increased by $737,000 to $1.4 million for the year ended December 31, 1998 from $699,000 for the year ended December 31, 1997, an increase of 105%. This increase is primarily attributable to an increase in the use of our Balance Transfer Utility service during 1998 which generates higher interest revenue because of the higher dollar amounts associated with this service compared to our other services. Interest revenue represented 38% of total revenues for the year ended December 31, 1998 compared to 23% of total revenues for the year ended December 31, 1997.

 Operating Expenses

    Total operating expenses increased by $2.0 million to $7.2 million for the year ended December 31, 1998 from $5.2 million for the year ended December 31, 1997, an increase of 38%.

    Cost of Services. Cost of services increased by $166,000 to $2.0 million for the year ended December 31, 1998 from $1.8 million for the year ended December 31, 1997, an increase of 9%. This increase was due primarily to incremental costs associated with the increased use of our 1-800-PayBill service and Internet bill publishing service in 1998 compared to 1997. Cost of services was 52% of total revenues for the year ended December 31, 1998 compared to 59% of total revenues for the year ended December 31, 1997. This percentage decrease is due to increased revenues during 1998 from our Balance Transfer Utility service, which generates higher interest revenue without a significant increase in cost because of the higher dollar amounts associated with each transaction compared to our other services.

    Development Costs. Development costs increased $75,000 to $895,000 for the year ended December 31, 1998 from $820,000 for the year ended December 31, 1997, an increase of 9%. This increase was primarily attributable to the addition of database and software development personnel during the fourth quarter of 1998. Development costs were 23% of total revenues for the year ended December 31, 1998 compared to 27% of total revenues for the year ended December 31, 1997. This percentage decrease resulted from relatively flat development costs being spread over a larger revenue base in 1998.

    Selling, General and Administrative. Selling, general and administrative expense increased $746,000 to $3.3 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997, an increase of 30%. This increase was primarily attributable to an increase in the number of sales and marketing and administrative personnel in 1998. Selling, general and administrative expense was 86% of total revenues for the year ended December 31, 1998 compared to 84% of total revenues for the year ended December 31, 1997.

    Amortization of Deferred Compensation. Amortization of deferred compensation expense was $1.0 million in the year ended December 31, 1998. Deferred compensation is being amortized over the respective vesting periods of the options. At December 31, 1998, we had $867,000 of deferred compensation that will be amortized over the remaining vesting periods of the options which range from one to four years.

    Interest Expense. Interest expense consists of interest paid on leased equipment. Interest expense was relatively unchanged from $16,000 for the year ended December 31, 1997 to $14,000 for the year ended December 31, 1998.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

 Revenues

    Total revenues increased by $1.2 million to $3.0 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996, an increase of 67%.

    Service Fees. Service fees increased by $701,000 to $2.3 million for the year ended December 31, 1997 from $1.6 million for the year ended December 31, 1996, an increase of 44%. This increase was primarily attributable to increased use of our 1-800-PayBill service and our Balance Transfer Utility service in 1997. Service fees represented 77% of total revenues for the year ended December 31, 1997 compared to 89% of total revenues for the year ended December 31, 1996.

    Interest. Interest revenue increased by $495,000 to $699,000 for the year ended December 31, 1997 from $204,000 for the year ended December 31, 1996, an increase of 243%. This increase is primarily attributable to an increase in the number of transactions processed in 1997 compared to 1996, in addition to an increase in the dollar volume of transactions processed due to an increase in use of our Balance Transfer Utility service. Interest revenue represented 23% of total revenues for the year ended December 31, 1997 compared to 11% of total revenues for the year ended December 31, 1996.

 Operating Expenses

    Total operating expenses increased by $1.1 million to $5.2 million for the year ended December 31, 1997 from $4.0 million for the year ended December 31, 1996, an increase of 28%.

    Cost of Services. Cost of services increased by $438,000 to $1.8 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996, an increase of 31%. This increase corresponds to the increase in revenues generated from increased transaction processing in 1997. Cost of services was 59% of total revenues for the year ended December 31, 1997 compared to 74% of total revenues for the year ended December 31, 1996. This percentage decrease is due to increased revenues from our Balance Transfer Utility service, which generates higher interest revenue without a significant increase in cost because of the higher dollar amounts associated with each transaction compared to our other services.

    Development Costs. Development costs remained relatively unchanged at $820,000 for the year ended December 31, 1997 compared to $834,000 for the year ended December 31, 1996, due to the consistent number of personnel and payroll expenses in this department. Development costs were 27% of total revenues for the year ended December 31, 1997 compared to 45% of total revenues for the year ended December 31, 1996. The percentage decrease is due to a similar amount of development costs being spread over a larger revenue base in 1997.

    Selling, General and Administrative. Selling, general and administrative expense increased by $714,000 to $2.5 million for the year ended December 31, 1997 from $1.8 million for the year ended December 31, 1996, an increase of 40%. This increase is primarily attributable to an increase in payroll expense resulting from headcount increases in several departments including sales, accounting and system administration. Selling, general and administrative expense was 84% of total revenues for the year ended December 31, 1997 compared to 99% of total revenues for the year ended December 31, 1996.

    Interest Expense. Interest expense increased by $9,000 to $16,000 for the year ended December 31, 1997 from $7,000 for the year ended December 31, 1996, an increase of 129%. This increase is attributable to a capital equipment lease entered into in early 1997.

Selected Unaudited Quarterly Results of Operations

    The following table sets forth our unaudited quarterly results of operations for each of the five quarters ended March 31, 1999. In management's opinion, this unaudited information has been prepared on the same basis as our audited financial statements included elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and notes thereto included elsewhere in this prospectus. The results of operations for any quarter are not necessarily indicative of future results of operations.

                                       Three Months Ended
                          --------------------------------------------------
                          Mar. 31,  June 30,  Sept. 30,  Dec. 31,   Mar. 31,
                            1998      1998      1998       1998       1999
                          --------  --------  ---------  --------   --------
Statement of Operations
Data:                               (in thousands, except per share data)
Revenues:
 Service fees...........   $  583    $  517    $  623    $   663    $   735
 Interest...............      248       186       486        516        407
                           ------    ------    ------    -------    -------
  Total revenues........      831       703     1,109      1,179      1,142
                           ------    ------    ------    -------    -------
Operating expenses:
 Cost of services.......      430       490       466        580        555
 Development costs......      216       230       188        261        332
 Selling, general and
   administrative.......      671       768       740      1,104      1,100
 Amortization of
   deferred
   compensation.........       34        14        55        916        230
                           ------    ------    ------    -------    -------
  Total operating
    expenses............    1,351     1,502     1,449      2,861      2,217
                           ------    ------    ------    -------    -------
Operating loss..........     (520)     (799)     (340)    (1,682)    (1,075)
Interest expense........        4         4         4          2          2
                           ------    ------    ------    -------    -------
Net loss................   $ (524)   $ (803)   $ (344)   $(1,684)   $(1,077)
                           ======    ======    ======    =======    =======
Basic and diluted net
  loss per share........   $(0.06)   $(0.09)   $(0.04)   $ (0.15)   $ (0.10)
                           ======    ======    ======    =======    =======
Shares used in computing
  net loss per share....    8,615     8,615     9,320     11,116     11,126
                           ======    ======    ======    =======    =======
                                        Percentage of Total Revenues
                          -------------------------------------------------
Revenues:
 Service fees...........     70.2%     73.5%     56.2%      56.2%      64.4%
 Interest...............     29.8      26.5      43.8       43.8       35.6
                           ------    ------    ------    -------    -------
  Total revenues........    100.0     100.0     100.0      100.0      100.0
                           ------    ------    ------    -------    -------
Operating expenses:
 Cost of services.......     51.7      69.7      42.0       49.2       48.6
 Development costs......     26.0      32.7      17.0       22.2       29.0
 Selling, general and
   administrative.......     80.8     109.3      66.7       93.6       96.3
 Amortization of
   deferred
   compensation.........      4.1       2.0       5.0       77.7       20.2
                           ------    ------    ------    -------    -------
  Total operating
    expenses............    162.6     213.7     130.7      242.7      194.1
                           ------    ------    ------    -------    -------
Operating loss..........    (62.6)   (113.7)    (30.7)    (142.7)     (94.1)
Interest expense........      0.5       0.5       0.3        0.1        0.2
                           ------    ------    ------    -------    -------
Net loss................    (63.1)%  (114.2)%   (31.0)%   (142.8)%    (94.3)%
                           ======    ======    ======    =======    =======

    We have experienced year-to-year revenue growth with some seasonal fluctuations during the second half of the year. These fluctuations relate primarily to increases in interest revenue derived from our Balance Transfer Utility service during the last two quarters of the year. These increases result from direct marketing programs initiated by credit card issuers which cause increased demand for our Balance Transfer Utility service. The increased demand in Balance Transfer Utility services causes interest revenue to increase because of the higher dollar amounts associated with this service compared to our other services.

    Revenues decreased slightly from the first quarter of 1998 to the second quarter of 1998 as a result of some financial institutions electing to bring payment services provided by us in-house. Cost of services as a percentage of revenue was higher in the second quarter of 1998 than in previous quarters as a result of increases in payroll expense related to increased headcount during this quarter. We increased the number of personnel in this quarter in anticipation of future growth. Selling, general and administrative expense was also high in this quarter due to increases in sales and marketing expenses primarily attributable to the addition of personnel and tradeshow expenses incurred during this quarter.

    In addition to seasonal fluctuations, quarterly results of operations may be subject to significant fluctuations due to several factors, including:

  . the rate at which we increase our customer base and their use of our various services;

  . the amount and timing of costs related to our sales and marketing efforts and other initiatives;

  . sales and implementation cycles of our customers;

  . the loss of a number of existing customers;

  . the loss of key employees and time and expense needed to recruit, hire and train new personnel, particularly service development personnel;

  . our ability to upgrade, enhance and maintain our systems and infrastructure and the timing and costs of this;

  . interest rate fluctuations; and

  . economic conditions which may affect the budgets of billers, financial institutions and consumers for technological expenditures.

    We anticipate that our operating expenses will continue to increase significantly due to development and implementation costs associated with our Internet bill publishing service. These expenses will relate to personnel increases and technological expenditures. We expect that revenues will increase due to biller and consumer adoption of our Internet bill publishing service. If biller or consumer adoption is slower than expected, revenues may not increase at the same rate as expenses in the future. If revenues in any quarter do not increase correspondingly with increases to expenses, our results of operations for that quarter would be materially and adversely affected. For the foregoing reasons, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful and that our results of operations in any particular quarter should not be relied upon as necessarily indicative of future performance.

Liquidity and Capital Resources

    Historically, we have experienced significant operating losses and working capital deficits. Our working capital deficit was $5.6 million at December 31, 1996 and $7.9 million at December 31, 1997. In September 1998, we sold 2,493,870 shares of our common stock to Billing Concepts for $10.0 million. At December 31, 1998 our working capital deficit was $308,000 and as of March 31, 1999, our working capital deficit was $823,000.

    Net cash used in operating activities was $3.4 million for both the year ended December 31, 1998, and the year ended December 31, 1996 and $414,000 for the three months ended March 31, 1998. For the year ended December 31, 1997 and the three months ended March 31, 1999, our operating activities generated cash of $2.5 million and $2.3 million. Cash provided by operating activities in the three months ended March 31, 1999 was primarily the result of increases in customer deposits payable. The cash used in operating activities in 1998 was primarily the result of our net loss and an increase in other current assets, partially offset by an increase in accounts payable. For the year ended December 31, 1997, cash provided by operating activities was primarily attributable to an increase in customer deposits payable, in addition to increases in accounts payable and accrued expenses. During 1996, cash used in operating activities was primarily attributable to our net loss.

    Net cash used in investing activities was $257,000, $373,000 and $298,000 for the years ended December 31, 1998, 1997 and 1996 and $483,000 and $36,000 for the three months ended March 31, 1999 and 1998. This cash was used primarily for the purchase of computer equipment and software.

    Net cash provided by financing activities was $9.5 million in the year ended December 31, 1998 and $2.9 million in the year ended December 31, 1996. Net cash used in financing activities was $2.2 million in the year ended December 31, 1997. Net cash provided by financing activities was $634,000 and $585,000 for the three months ended March 31, 1999 and 1998. The cash generated in the three months ended March 31, 1999 resulted from the net proceeds from the sale of shares of our common stock in March 1999. The cash generated in 1998 resulted from the net proceeds of $10.0 million from the sale of shares of our common stock in September 1998, partially offset by decreases in bank overdrafts and payments on long-term debt. The cash used in 1997 was primarily due to a decrease in the bank overdraft. The cash generated in 1996 was primarily attributable to an increase in the bank overdraft.

    We believe that, based on our current business plan, the net proceeds from this offering and existing cash and cash equivalents will be sufficient to meet our operating activities, capital expenditures and other obligations for the next twelve to eighteen months.

Year 2000 Considerations

    Many currently installed computer systems and software products are coded to accept and recognize only two-digit rather than four-digit entries to define the applicable year. These systems may recognize a date using "00" as the year 1900 rather than the year 2000. As a result, computer systems and/or software used by many companies, including our billers and financial institutions upon which we rely to perform our services, may need to be upgraded to comply with Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    State of Readiness. We have completed our assessment of our services and information technology systems. We believe that our mission critical systems and a majority of our non-mission critical systems are Year 2000 compliant. We anticipate that our systems will be Year 2000 compliant by October 1999. We have also completed our initial survey of the information systems of our principal vendors and service providers. Based on the oral representations of these vendors and service providers, we believe that the information technology systems of these third parties, as they relate to us, do not pose significant operational issues. We have replaced any of our principal vendors that are unable to certify that their products are Year 2000 compliant. Our assessment is on-going and will continue with all principal vendors and service providers with which we do business. In addition, we do not believe our embedded systems pose Year 2000 concerns because we believe that we have identified all of our software and hardware that require Year 2000 updates or modifications.

    Costs. We currently anticipate that our total expenses for Year 2000 compliance will be less than $300,000. As of March 31,1999, we have spent approximately $130,000 in personnel and other costs related to our Year 2000 risk assessment and remediation efforts.

    Risks. In order to accurately provide our Internet bill publishing service, we must rely on technology supported by billers, financial institutions, aggregators, presenters and consumers. Furthermore, our services rely on transmission of data over the Internet, third party data and voice communication lines, and data transmission through wire transfer systems, including the Federal Funds system. Failure by us, our billers, aggregators, presenters or suppliers to adequately address Year 2000 issues in a timely manner could impede our ability to provide our services and have a direct impact on our ability to generate revenue. This, in turn, could have a material and adverse impact on our business, operating results and financial condition. Accordingly, we plan to correct our remaining Year 2000 issues by October 1999. We believe that associated costs are adequately budgeted for in our 1999 business plan. However, if our efforts or the efforts of billers, aggregators, financial institutions and others with which we engage in business, fail to adequately address their own Year 2000 issues, the most likely worst case scenario would be a substantial loss of our revenue for some period of time.

    Contingency Plan. We are currently developing a contingency plan to address situations that may result if we are unable to achieve complete Year 2000 compliance by October 1999. We cannot provide any assurance that the plan we develop will be successful in addressing any remaining Year 2000 issues.

New Accounting Pronouncement

    In March 1998, the American Institute of Certified Pubic Accountants issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use," or SOP 98-1. SOP 98-1 provides guidance on accounting for computer software developed or obtained for internal use, including the requirement to capitalize specified costs and amortization of such costs. We adopted SOP 98-1 in January 1999. The adoption did not have a material effect on our financial position or results of operations.

Market Risk

    A significant portion of our revenue is generated from interest paid on amounts deposited overnight with financial institutions pending payment. The interest earned is based on prevailing short-term interest rates. Accordingly, fluctuations in short-term interest rates will affect our revenues. Likewise, a decrease in revenue generated by overnight investment may not be met by a corresponding decrease in any borrowing costs which we may incur in the future. Thus, either a fall in prevailing short-term interest rates or an increase in future borrowing costs could materially and adversely affect our business, operating results and financial condition. In the future, we may manage our interest rate risk through interest rate hedging techniques. However, we currently do not use such techniques and they may not be successful in reducing or eliminating our interest rate risk in the future.

                                    BUSINESS

Company Overview

                                The Company

    We provide comprehensive electronic bill publishing services via the telephone and Internet to large businesses, which generate recurring bills, and financial institutions. Our bill publishing services are comprised of both the presentment and payment of bills. We also provide electronic lockbox and credit card balance transfer services to large businesses and financial institutions.

    Our telephone bill publishing service enables consumers to access billing information and to pay bills in as few as five keystrokes and to set up automatic payment of recurring bills. Our Internet bill publishing service eliminates the need for billers to generate and mail paper bills. Both our telephone and Internet services eliminate the need for consumers to write and mail paper checks. Our Internet bill publishing service allows billers to publish bills directly through their own web sites or indirectly through web sites of financial institutions and Internet portals. An Internet portal is a high-traffic web site that allows people to search, navigate, retrieve information and access services via the Internet. Using our service, consumers have numerous options of how, where and when to access, analyze and pay their bills. Our electronic lockbox service, which is a stand-alone service as well as a key component of both our telephone and Internet bill publishing services, is a clearinghouse for electronic consumer-initiated payments. Our credit card balance transfer service allows electronic transfers of balances from one credit card institution to another. As of May 31, 1999, of our more than 250 corporate customers, 45 were utilizing our electronic bill publishing services. Of these customers, 14 are currently utilizing our Internet bill publishing service.

Industry Background

 Traditional Paper-Based Billing and Payment Process

    According to Jupiter Communications, in 1998 approximately 15 billion consumer paper bills were received by approximately 100 million U.S. households. Most of these are recurring monthly or quarterly bills mailed to consumers primarily by retailers, utilities and credit card companies. Paper bills are prepared by either the biller itself or, more often, by an outsourced bill fulfillment vendor. Creating and distributing a paper bill is a costly multiple-step process that includes extracting relevant data from the internal accounts receivable system of the biller, organizing the data into a billing format, printing and separating the bills, stuffing envelopes, applying postage and mailing the bill to the consumer. The bill payment process is also costly and labor intensive. The biller must currently contract with a commercial lockbox which receives consumer payments. The lockbox vendor opens the payments and separates checks from the remittance stub. The lockbox vendor also sends the biller reports which allow the biller to update both its accounts receivable system and its accounting records. We estimate that the cost to the biller of preparing and sending a paper bill and receiving and posting a bill payment ranges from approximately $0.75 to $1.50 per bill. According to Gartner Group, the average cost to the biller of creating and delivering a paper bill is $1.00.

    Similarly, the paper-based billing and payment process is time-consuming and can be costly for the consumer. Jupiter Communications currently estimates that, during each 12-month period, U.S. households will spend an average of 24 hours on bill management, $46 on postage and $144 on check-writing fees to handle an average of 12 recurring monthly bills. The graph below depicts the steps involved in the traditional paper-based billing and payment process:


[GRAPHIC DEPICTING THE 11 STEPS INVOLVED IN THE TRADITIONAL PAPER-BASED BILLING AND PAYMENT PROCESS APPEARS HERE, WITH THE FOLLOWING TEXT:]

Step 1  Biller prepares the paper bill

        --In-house

        --Out-sourced to bill fulfillment vendors

Step 2  Biller delivers the bill to the post office bulk mail center

Step 3  Post office delivers the bill to the consumer's mailbox

Step 4 Consumer reviews the bill, writes the check, and mails the check and payment stub back to the biller

Step 5 Post office delivers the check and payment stub to the biller's mailbox or traditional lockbox service

Step 6 Biller or lockbox service opens the envelope, separates the check and the payment stub, records the payment and updates the biller's accounts receivable system.

        --In-house

        --Out-sourced to traditional lock box service

Step 7 Biller or lockbox service encodes and deposits the check and the bank forwards the check to the Federal Reserve

Step 8 The Federal Reserve sorts each individual check and forwards them to the consumer's bank

Step 9 For each check, the Federal Reserve debits the account at the consumer's bank and credits the reserve account at the biller's bank

Step 10 Consumer's bank account is debited and the biller's bank account is credited; the consumer's bank receives the check from the Federal Reserve

Step 11 Consumer's bank prepares a monthly statement and sends it with the canceled paper checks to the consumer

[END OF GRAPHIC]

 Internet Bill Presentment and Payment Process

    In the past, consumers were only able to access basic billing information and process payments through the use of the telephone. With new technology, consumers are able to obtain detailed billing information and process payments through the Internet. These recent advances in technology have provided and will continue to provide opportunities to dramatically simplify the bill presentment and payment process, to greatly reduce the cost to the biller and to improve the convenience for the consumer. The biller compiles relevant data from its internal accounts receivable database and can either make its billing information available through its own Internet web site, or indirectly through Internet web sites of financial institutions and Internet portals. Consumers are able to access their bill and account information whenever they wish and may pay bills by clicking a payment symbol on the computer screen. Funds are electronically transferred from the consumer's bank account, through a payment network like the Federal Reserve System, to a concentration account of an electronic lockbox service where all payments to a particular biller are deposited and transferred to the biller's bank account. Bill and account information is continuously updated to reflect consumer payments. We estimate that the total cost to the biller and the consumer for our Internet Bill Publishing Service ranges from $0.35 to $0.50 per transaction. The graph below depicts the steps involved in the customary Internet bill presentment and payment services process:


[GRAPHIC DEPICTING THE 4 STEPS INVOLVED IN THE INTERNET BILL PRESENTMENT AND PAYMENT SERVICE PROCESS APPEARS HERE, WITH THE FOLLOWING TEXT:]


1 The biller creates an electronic bill with interactive bill analysis and one-on-one marking options. This is, either:

 A  Created In-house, or

B  Out-sourced to internet bill publisher

2 The consumer accesses the bill at a web site and initiates payment

3 The payment funds are electronically transferred from the consumer's bank account to a concentration account of an electronic lockbox service where all payments to a particular biller are deposited and transferred to the biller's account.

4 The consumer's bank prepares a monthly statement and sends it to the consumer or presents it electronically to the consumer.

All the electronic bills for a particular consumer are aggregated and presented to web sites

         [END OF GRAPHIC]

    The Internet bill presentment process can be viewed as analogous to the process of creating, distributing and selling books. A number of parties are potentially involved in this process. The parties involved typically include the following:

  . Billers: The principal billers are retailers, utilities and financial institutions that issue credit cards. Although there are thousands of billers, we believe that a large portion of total bills generated are produced by a concentrated number of billers. The biller would be equivalent to the author in the book publishing analogy.

  . Publishers: The publisher compiles, formats and verifies the information in the accounts receivable data base and then creates a bill for presentment on the Internet. A publisher may be either the biller itself or an entity, like us, that provides an outsourced publishing solution for multiple billers. This publishing role is similar to the role of the book publisher which takes the content provided by the author and packages the book for distribution.

  . Aggregators: An electronic biller may choose to engage one or more aggregators which collect consumer bills from numerous publishers and sort and present these bills to consumers through the Internet. These aggregators enable, through presenters, a consumer to access account information regarding multiple billers on a single web site, rather than having to go to each individual biller's web site to access account information. The aggregator performs a role similar to that of a book distributor, which has arrangements with multiple publishers and retail outlets to facilitate the distribution of the publishers' books to the retail outlets.

  . Presenters: Once an aggregator has received and sorted bills created by the publishers, these bills can be presented on the web sites of one of two types of presenters: financial institutions or Internet portals. These presenters are comparable to the retail outlets and other means by which consumers directly purchase books.

    The following chart shows the players involved in the Internet bill presentment process.



[GRAPHIC DEPICTING PRINCETON ECOM'S VIEW OF THE FOLLOWING "LAYERS OF PLAYERS" INVOLVED IN THE INTERNET BILL PRESENTMENT PROCESS APPEARS HERE]

CONSUMERS

PRESENTERS

AGGREGATORS

PUBLISHERS

BILLERS

[END OF GRAPHIC]

 Growth of the Internet and Internet-based Financial Services

    The Internet has experienced rapid growth and has developed into a significant tool for global communications and commerce. Advances in online security and payment mechanisms have encouraged businesses and consumers to engage in electronic commerce. Forrester Research estimates that sales over the Internet will increase from $7.8 billion in 1998 to $108 billion in 2003. Internet-based financial services, like electronic brokerage and banking, represent a significant portion of the electronic commerce market. The attractiveness of Internet-based financial services stems in large part from the speed of conducting financial transactions over the Internet, as well as the ability of the Internet user to access extensive amounts of information. Forrester Research estimates that the number of online brokerage accounts will grow from 3.0 million in 1997 to 14.4 million by the year 2002 and that assets managed online will reach $688 billion by the year 2002. Similarly, Forrester Research estimates that online banking will grow from 2.4 million households in 1998 to 18 million in 2002. The Internet is also becoming a more significant platform for broad consumer-based financial services like insurance, mortgages and bill presentment and payment.

 Outsourcing Opportunity

    As the use of electronic bill presentment and payment grows, billers choosing to accommodate customer demands must decide whether to develop electronic bill presentment and payment capabilities internally or to outsource the process entirely. Billers that choose to manage their own electronic bill presentment and payment process may encounter a number of obstacles. To be in a position to publish and achieve wide distribution of their bills, billers must purchase, successfully integrate and maintain:

  . software which enables the biller to parse and decode bill data print streams;

  . in-house servers which will update and display bill content;

  . automated clearinghouse software which enables the biller to instruct to electronically debit consumer accounts;

  . messaging software which enables the biller to communicate with multiple aggregators;

  . a dedicated interface with a major bank which enables the biller to receive funds and data through automated clearinghouse transactions; and

  . lockbox software which enables the biller to update internal accounts receivable files.

    In addition, once billers are capable of publishing and handling payments, they must then make arrangements with multiple aggregators or presenters that present bills for multiple billers.

    Many billers lack the expertise to cost-effectively implement, maintain, scale, enhance and service the hardware and software necessary to provide their own electronic bill presentment and payment system and to develop and maintain multiple relationships with aggregators or presenters and financial institutions. An outsourced solution is attractive to billers because it allows them to focus on their core competencies and to accelerate the time in which they can offer electronic bill presentment and payment services to their customers.

The Princeton eCom Solution

    Our electronic bill publishing services provide a comprehensive, cost-effective, outsourced process for billers desiring to reduce costs and to provide their consumers with a convenient presentment and payment method. Our electronic bill publishing services allow billers to publish bills to consumers, by telephone and through the Internet, either directly through billers' own web sites or indirectly through web sites of financial institutions and Internet portals. Our services dramatically simplify the bill presentment and payment process, providing the following key benefits:

    Comprehensive, Cost-Effective Outsourcing. Our comprehensive solution offers billers the full range of services necessary to outsource their entire electronic bill presentment and payment process. Our services reduce the costs to and administrative burden on billers by eliminating the need to develop and manage an in-house system and by capitalizing on our economies of scale and implementation expertise.

    Broad Distribution and Access. Our relationships with multiple aggregators enable billers using our Internet bill publishing service to publish their bills through multiple presenters, thereby providing their consumers with numerous options of where and when to access and/or pay their bills. In addition, our technology allows consumers to access their bills through the telephone, the computer, personal digital assistants and a variety of other devices.

    Branding. In all aspects of our electronic bill publishing services, the Princeton eCom name is virtually invisible to the consumer. Our fully customized electronic-based consumer billing interface allows billers, financial institutions and Internet portals to preserve the existing look and feel of their web sites.

    Reliability and Ease of Expansion. Our system architecture is designed to ensure reliability through the use of parallel processing and redundant hardware and software components. Currently, our system supports over 80 million accounts receivable records monthly and can be easily expanded.

    Enhanced Security. We have integrated third-party licensed and internally-developed technology with sophisticated third-party hardware to reduce the potential for network security breaches. We maintain network and data center surveillance 24 hours a day, seven days a week.

    Ease of Implementation. Our services can be easily integrated with a biller's existing internal accounts receivable systems. We enable billers to provide electronic bill presentment and payment to their consumers without modifications to their existing systems or to their processing and reconciliation procedures.

The Princeton eCom Strategy

    Our goal is to become a leading provider of Internet bill presentment and payment services. We plan to achieve this goal by implementing the following key strategies:

    Further Penetrate Our Existing Customer Base. We believe that our existing base of billers and financial institutions which do not currently use our Internet bill publishing and payment service provides substantial opportunities for expansion of this service. As of May 31, 1999, of our more than 250 corporate customers using our services, 45 were utilizing our electronic bill publishing services. Of these customers, 14 are currently utilizing our Internet bill publishing service. We intend to further penetrate this existing customer base by substantially expanding our sales and marketing efforts and service offerings.

    Expand Our Sales and Marketing Efforts. We are developing a sales and marketing plan directed towards the largest billers in the United States that do not currently use any of our services. To implement this sales and marketing plan, we are recruiting a number of experienced sales professionals. To date, we have spent a nominal amount on our sales and marketing efforts. We intend to substantially increase these expenditures during the next several years. In addition, we intend to expand our indirect sales channels by establishing strategic relationships with companies that process paper bills for billers, which should enable us to gain access to the biller bases of these companies.

    Expand Our Distribution Channels. We intend to expand our distribution channels by developing relationships with additional aggregators. Because aggregators rely upon bill publishers with significant biller relationships, we believe that aggregators will find us more attractive as our biller base expands. To date, we have relationships with a number of aggregators, including TransPoint, a Microsoft/First Data Corporation/Citicorp joint venture, and Intuit.

    Introduce New Services and Service Enhancements. We seek to remain on the forefront of the developing Internet bill presentment and payment industry by continuing to develop more advanced services designed to address our customers' needs. We use customer feedback, including surveys, to design service enhancements that meet evolving customer needs. Examples of service enhancements which we have previously developed include interactive data capability, which enables consumer-initiated bill analysis on the Internet, one-to-one marketing direct from the biller to the consumer and electronic commerce transaction capability. In some circumstances, we also develop specific applications to meet the needs of particular customers. For example, we developed a system for Sallie Mae that electronically updates student loan information.

    Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions that complement our business. We may acquire companies to obtain additional technologies, billers, services or experienced personnel.

Our Services

    Our services are targeted at large billers and financial institutions. Depending on the services provided and transaction volume, we generally charge our customers between $0.10 and $0.50 per transaction. Our current services are as follows:

            Service                      Description                    Benefits
            -------                      -----------                    --------
 .   1-800-PayBill              Service for accessing         . Permits consumers to
     Publishing Service         billing information and         access billing
                                paying bills by telephone       information and to
                                                                make a bill payment in
                                                                as few as five
                                                                keystrokes
                                                              . Provides accurate and
                                                                prompt posting of bill
                                                                payments
                                                              . Enables the consumer
                                                                to set up automatic
                                                                payment of recurring
                                                                bills without
                                                                additional consumer
                                                                intervention
                                                              . Synchronized with
                                                                Internet Bill
                                                                Publishing: a payment
                                                                made through one
                                                                device is immediately
                                                                reflected on the other
                                                                device
 .   Internet Bill Publishing   Service for publishing and    . Bills are accessible
                                paying bills using the          through the web sites
                                Internet                        of billers, financial
                                                                institutions and
                                                                Internet portals
                                                              . Allows for the
                                                                consolidation of
                                                                consumer bills from
                                                                multiple billers on
                                                                one web site
                                                              . Provides additional
                                                                value-added
                                                                capabilities like
                                                                real-time billing
                                                                information and one-
                                                                to-one marketing
                                                              . Allows billers to
                                                                expand the number of
                                                                consumers using the
                                                                service without
                                                                additional
                                                                infrastructure
                                                                investment
                                                              . Maintains biller or
                                                                web site brand name
                                                              . Can be modified to
                                                                biller specifications
 .   els                        Clearinghouse service for     . Reduces payment
     Electronic Lockbox Service consumer-initiated payments     accounting errors
                                that originate from a           through consumer
                                computer or phone               account validation
                                                                procedures
                                                              . Provides the consumer
                                                                real-time access to
                                                                data through
                                                                dedicated, dial-up
                                                                facilities or virtual
                                                                private networks
                                                              . Enables biller to
                                                                provide timely
                                                                response to consumer
                                                                status inquiries
                                                              . Compatible with our
                                                                Internet Bill
                                                                Publishing, 1-800-
                                                                PayBill and similar
                                                                services from other
                                                                payment originating
                                                                vendors

             Service                       Description                    Benefits
             -------                       -----------                    --------
 .   BTU                          Service that electronically   . Processes balance
     Balance Transfer Utility     transfers balances from one     transfers rapidly,
                                  credit card institution to      accurately and cost-
                                  another                         effectively
                                                                . Protects the identity
                                                                  of the new credit card
                                                                  institution
                                                                . Provides the new
                                                                  credit card
                                                                  institution with a
                                                                  report detailing all
                                                                  transactions which
                                                                  have been effected
                                                                . Remits aggregate
                                                                  dollar amounts to the
                                                                  recipient credit card
                                                                  institution
 .   e-Collect                    Service that collects         . Facilitates rapid debt
                                  outstanding balances            collection
                                  electronically
                                                                . Replaces manual
                                                                  processing and
                                                                  significantly reduces
                                                                  collection costs and
                                                                  human error
                                                                . Validates account
                                                                  number information for
                                                                  each collected payment
                                                                . Enables daily
                                                                  reconciliation of the
                                                                  collection process
 .   RDF                          Service that produces and     . Enables payment
     Remote Disbursement Facility disburses paper checks          validation through an
                                                                  electronic checkbook
                                                                  that we maintain
                                                                . Provides consumers
                                                                  with the information
                                                                  on the front and back
                                                                  of all checks,
                                                                  including all
                                                                  endorsements stamps
                                                                  and notations
                                                                . Automatically
                                                                  electronically
                                                                  confirms addresses
                                                                  with post office
                                                                  databases

Sales and Marketing

    Historically, our sales and marketing efforts have involved specific face-to-face meetings with a limited number of potential billers and financial institutions and we have spent a nominal amount on these efforts. We are developing a sales and marketing plan directed towards further penetrating our existing base of billers that do not currently use our Internet bill publishing and presentment service, while simultaneously targeting the largest billers in the United States that do not currently use any of our services. To implement this sales and marketing plan, we are recruiting a number of experienced sales professionals. We intend to substantially increase our sales and marketing efforts and expenditures over the next several years. In addition, we intend to expand our indirect sales channels by establishing strategic relationships with various financial institutions in order to enable us to gain access to the biller bases of these companies. We also intend to further develop relationships with aggregators in order to make our services more attractive to billers.

    We intend to use a variety of marketing programs to build market awareness of Princeton eCom and our services and to generate new business. These programs include:

  .  market research;
  .  service and strategy updates with industry analysts;
  . public relations activities including press releases and featured news articles;
  .  direct mail and relationship marketing;
  .  trade shows;
  .  speaking engagements; and
  .  web site marketing.

Implementation Resources

    Concurrent with our expanded sales and marketing efforts, we intend to invest additional funds to strengthen our implementation resources. Our implementation staff is responsible for all aspects of bringing a new customer online and for resolving any technical issues which may arise. To date, this process has been designed to meet our current sales volume. Additional investment in implementation will enable us to meet the requirements of the additional billers and financial institutions which we anticipate will result from our expanded sales and marketing efforts. Our additional investment in implementation resources will focus on additional programming and project management resources and on new project management software.

Service Development

    We use customer feedback, including surveys, to develop new services as well as enhancements to our existing services. These new services and enhancements are designed to meet the evolving needs of our customers. We also develop, from time to time, specific services and service enhancements to meet the needs of particular billers and financial institutions.

    Our service development department currently consists of 17 software developers who have extensive knowledge of, and practical experience with, systems developed by Sun Microsystems, Microsoft and Oracle. Members of our development team use hyper-text mark up language (HTML), along with desktop tools such as Adobe PhotoShop and MicroSoft Image Composer.

    We expense development costs as incurred. In 1998, we spent approximately $895,000 on service development. We expect to significantly increase expenditures in this area over the next several years.

Customers

    As of May 31, 1999, we service over 250 billers and financial institutions. Although only 14 of our customers use both our telephone and Internet bill publishing services, we intend to continue to cross-market this service to the balance of our existing customer base. No individual customer accounted for more than 7% of our total revenues, or 11% of our service fee revenues, for the three months ended March 31, 1999. The following is a list of our top 40 customers based on revenue for the three months ended March 31, 1999:


Telecommunications                                  Financial Services

Bell Atlantic Mobile*                               Arrow Corporation
Lucent Technologies Consumer   Products, L.P.*      Allied Bond
                                                    Chase Manhattan Bank
Utilities                                           Citibank Universal Card
                                                    Debt Control Center
Adelphia Cable                                      Discover Card
Ameren Union Electric*                              First Union
Boston Gas Company                                  First USA
Eastern Utilities*                                  Ford Motor Credit Corp.
GPU (General Public Utilities)                      Great Lakes Bureau
Laclede Gas                                         Liberty Mutual Insurance
Los Angeles Department of Water & Power*            Merchant Express
Metropolitan St. Louis Sewer District               NationsBank
Michigan Consolidated Gas                           Ohio Savings Bank
NUI (National Utility Investors)*                   Sallie Mae
Public Service Electric & Gas                       SPS (Sears Payment Systems)
St. Louis Water                                     Sovereign Bank
Southern California Edison*                         Stillwater National Bank
Washington Gas*                                     Travellers Express
                                                    Vendor Payments (CFI)
Media and Retail                                    Washington Mutual
                                                    Western Union
Los Angeles Times
Sears

--------

*Customer currently using both our telephone and Internet bill publishing services.

Technology

    We have created a proprietary infrastructure by combining internal expertise with advanced technology.

    We have designed a system which is reliable, flexible, and can be easily expanded to meet growth demands without significant cost or change. Our system can handle an increase in transaction volume by simply making additions to the core components such as data storage, central processing units and other technological components. As of May 31, 1999, we support over 80 million bills monthly. Our back-end systems have ample internal redundancy to ensure reliability 24 hours a day, 7 days a week. Our environment utilizes state-of-the-art technologies developed by Novell, Oracle, Microsoft, Hewlett Packard and Sun Microsystems. We employ technology such as mirrored storage devices and redundant power supplies. As a means of protecting our data we have employed offsite storage facilities. We recently established a Sungard hot site in Philadelphia, Pennsylvania where our environment can be mirrored in the event of an equipment failure or a natural disaster at our Princeton, New Jersey site.

    We implement industry best practices for data security rather than relying on any single vendor's solution. Our local and wide area networks are connected via firewall technology which provides several custom security services.

    Our network includes three core systems -- our retail, wholesale and Digital Scanline systems. These systems are based on open standards and interface with many consumer input and output devices, financial institutions, payment mechanisms and billing systems. The graph below outlines our infrastructure as well as the interfaces with other systems:


  [CIRCULAR DIAGRAM APPEARS HERE, SHOWING PRINCETON ECOM'S BILL PUBLISHING AND PAYMENT INFRASTRUCTURE AND ITS VARIOUS INTERFACES WITH FINANCIAL INSTITUTIONS
                               AND BILLERS]

    Our retail system, which provides for the publishing of bills to consumers and allows consumers to pay their bills electronically, houses millions of bills each day from our billers' internal accounting databases. Our real-time processing engine publishes the data to various devices. We reduce the risk of technological obsolescence of our system by using device-independent interfaces. Our retail system interfaces with web servers, interactive telephony and customer service interfaces.

    Web servers act as an open platform for several forms of communication through:

  . Hyper-Text Mark-up Language, or HTML, based Internet bill publishing service that allows billers to offer Internet bill presentment and payment directly on their own web sites or indirectly on the web sites of presenters;

  . Open Financial Exchange-based communication, or OFX, that allows access to Intuit's Quicken and, with some modifications, Microsoft's Money personal financial manager programs;

  . Biller Interface System, BIS, that allows access to aggregators like TransPoint; and

  . Electronic collection systems that allow close integration between us and our customers through the deployment of extranets across the web using a dual-certificate secure-sockets layer.

    The same technology and data that support our interactive telephony and customer service systems also support our web servers. This standardization gives our customers seamless integration across each of our three core systems. Consequently, a bill paid by any of these methods is immediately reflected on a bill accessed through any of the other methods.

    Our retail system communicates with aggregators through custom interfaces designed by us. For example, we have customized software created by TransPoint to allow us to interface with this aggregator. These custom interfaces allow us to publish bills and accept payment instructions through aggregators.

    Our wholesale system disburses payments and funds to the billers' bank accounts through the Federal Reserve System's Fed-wire or automated clearinghouse system. Private networks are also used to make payments from a consumer's checking account or credit card as necessary to complete the payment process. Through els, our wholesale system also conveys both payments and payment data information electronically to the respective biller, enabling the biller to update its billing and accounts receivables systems.

    The Digital Scanline system ensures the veracity of data that is transmitted from the retail system to the wholesale system for payment. Our technology uses account validation to reduce processing errors and fraud. In addition, we provide other payment services for financial institutions. These payments are tested with Digital Scanline before being loaded into our wholesale database. This process is designed to ensure that every payment accepted by our wholesale system will post when transmitted to the biller.

Operational Controls

    We have developed our own set of operating procedures and proprietary processing management applications, controls and practices designed to minimize transmission and processing related errors. We believe that our current controls provide reasonable assurance that our processing environment:

  .  is stable;

  .  processes the data promptly and accurately; and

  . reconciles incoming remittance data and funds with all related outgoing data and funds prior to each transmission.

    We use internally developed proprietary reconciliation control applications that are managed and operated independently from the actual processing environment. By using this approach we can confirm the accuracy of the outcome of each transaction on both an aggregate customer level as well as on an individual transaction basis. Our processes provide us with a real-time control audit that is independent from any disruptions, disturbances, or malfunctions of the live processing environment. Trained computer operators are responsible for ensuring the accuracy of the data input to the system, and for reconciling the remittance data and monetary transactions to the control totals. Any reconciliation discrepancies are displayed on monitors and must be resolved prior to transmission of remittance data and funds to billers and their banks.

Customer Support

    Our customer support program is designed to provide high quality, personalized customer support on a timely basis. We strive to achieve this objective through the use of both internally developed monitoring and training systems as well as customer surveys which have been designed to identify areas in need of improvement and solicit ideas for future service needs. We have also implemented internal procedures that are designed to bring unusual customer support issues to the attention of senior management. We provide customer service free of charge for our financial institution customers. In addition, we offer to our billers, on a fee basis, an outsourcing service whereby we act as their consumer support operation.

    Billers. Each of our billers is assigned an account representative who provides a direct point of contact for general inquiries and service requests. This representative is responsible for coordinating the availability of appropriate business and technical resources to respond to that particular biller's service and support requirements. Escalation procedures are designed to assure the availability of technical personnel on a 24 hour a day, seven days a week basis. For fast resolution of payment inquiries, we offer some billers customized on-line customer service interfaces. These interfaces enable the biller to access real-time payment information that is stored in our payment disbursement warehouse.

    Financial Institutions. Each of our financial institution customers is assigned a customer service representative who responds to requests for information about consumers and payments. This representative provides the financial institution with documentation regarding payments in sufficient detail to enable the financial institution to track payment disbursement and respond to inquiries.

    Consumers. We operate a call center that answers all 1-800-PayBill, els and Internet Bill Publishing related consumer inquiries. Each of our billers is offered the opportunity to outsource its customer service function to our experienced customer service staff.

Competition

    Increased competition in the electronic bill presentment and payment market could have a material and adverse effect on our business, operating results and financial condition. We believe that the principal competitive factors are:

  .  ability to identify and respond to customer needs;

  .  technical expertise;

  .  quality of the service;

  .  price of the service;

  .  breadth of distribution; and

  . possible preexisting relationships between companies that process paper bills or lockbox service providers and our potential customers.

    In addition to the foregoing, our Internet bill publishing service also faces competitive pressures from various third-party software vendors, which provide some of the software necessary for the development of an integrated, in-house Internet bill presentment and payment service. In addition, these companies could potentially leverage their existing capabilities and relationships to enter the outsourced Internet bill presentment and payment market.

    Many of our actual and potential competitors have significantly greater financial, marketing, technical, sales and customer support and other resources, larger customer bases and longer relationships with customers than we do. In addition, some of these potential competitors may be able to devote greater resources to the development, promotion and sale of their services, adopt more aggressive pricing strategies and devote substantially more resources to the development of technology and systems development than we are able to.

    Increased competition may result in reduced operating margins, loss of market share and diminished value of our services, as well as different pricing, service and marketing strategies. We may not be able to compete successfully against current and future competitors, and competitive pressures we face could have a material adverse effect on our business, operating results and financial condition.

Proprietary Rights

    We have registered the trademarks Digital Scanline, els Electronic Lockbox Service, and 1-800-PayBill. We have also applied for registration for the trademark e-Collect. We protect our intellectual property rights through a combination of trademark, copyright and trade secrets laws. We cannot assure you that the steps we have taken to protect our intellectual property rights, however, will be adequate to deter misappropriation of those rights. We may not be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. It may also be possible for unauthorized third parties to copy certain portions of our proprietary information or reverse engineer the proprietary information utilized in our services.

    In order to limit access to and disclosure of our proprietary information, all of our employees are subject to confidentiality and invention assignment arrangements, and we enter into nondisclosure agreements with third-parties with whom we do business. We cannot assure you that these arrangements or other steps we have taken or will take in the future will be sufficient to protect our technology from infringement or misappropriation or deter independent development of similar or superior technologies by others.

    Many parties are actively developing Internet billing and telephone analysis systems technologies. We expect these developers to continue to take steps to protect these technologies, including seeking patent protection. For example, we are aware that a number of patents have been issued in the areas of web-based information indexing and retrieval, online direct marketing and telephone statistical analysis systems. As a result, we believe that disputes over the ownership of these technologies are likely to arise in the future. We anticipate that additional third-party patents will be issued in the future. We cannot be certain that our services do not infringe valid patents, copyrights or other intellectual property rights held by third parties.

    Furthermore, we cannot assure you that third parties will not claim that we have infringed upon their patents or other proprietary rights. From time to time, we expect to be subject to claims by third parties in the ordinary course of our business, including claims of alleged infringement of trademarks, copyrights and other intellectual property rights of third parties. Although there has not been any litigation relating to these claims to date, these claims and any resultant litigation, should they occur, would subject us to significant liability for damages and would result in the invalidation of our proprietary rights. In addition, even if we prevail the litigation could be time-consuming and expensive to defend and could result in diversion of our time and attention, any of which would materially and adversely affect our business, operating results and financial condition. Any claims or litigation from third parties may also result in limitations on our ability to use the trademarks and other intellectual property subject to these claims or litigation, unless we enter into agreements with the third parties. However, these agreements may be unavailable on commercially reasonable terms, or at all.

Government Regulation

    Our management believes that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of providers of electronic commerce service. We may, however, be periodically audited by banking authorities since we are a supplier of services to financial institutions. We cannot assure you that a federal or state agency will not attempt, either now or in the future, to require that providers of services like ours be licensed. This would impede our ability to do business in the regulator's jurisdiction. A number of states have legislation regulating or licensing check sellers or money transmitters, which may require us to register under such legislation in specific instances. Management does not believe that any state or federal legislation of this type would materially affect our business. We may be subject to audit or examination under any of the foregoing requirements. Violations by us of these requirements could limit or restrict our access to the payment clearance systems or our ability to obtain access to such systems from banks. Further, the Federal Reserve rules provide that we can only access the Federal Reserve's automated clearinghouse system through a bank. If the Federal Reserve rules were to change to further restrict access to the automated clearinghouse system or limit our ability to provide automated clearinghouse transaction processing services, our business would be materially and adversely affected.

    In conducting various aspects of our business, we are subject to laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and are also subject to the electronic funds transfer rules embodied in Regulation E issued by the Federal Reserve Board. The Federal Reserve's Regulation E implements the Electronic Fund Transfer Act, which was enacted in 1978. Regulation E protects consumers engaging in electronic transfers, and sets forth basic rights, liabilities and responsibilities of consumers who use electronic money services and of financial institutions that offer these services. For us, Regulation E sets forth disclosure and investigative procedures. For consumers, Regulation E establishes procedures and time periods for reporting unauthorized use of electronic money transfer services and limitations on the consumer's liability if the notification procedures are followed within prescribed periods. Such limitations on the consumer's liability may result in liability to us.

    Given the expansion of the Internet commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Because of growth in the Internet commerce market, Congress has held hearings on whether to regulate providers of services and transactions in the Internet commerce market. It is possible that Congress or individual states could enact laws regulating the Internet commerce market. If enacted, these laws, rules, and regulations could be imposed on our business and industry and could have a material adverse effect on our business, operating results and financial condition. Federal, local and state laws and regulations may be adopted in the future to address issues like:

  .  user privacy;

  .  pricing;

  .  online content regulation;

  .  taxation; and

  .  the characteristics and quality of online products and services.

    Any new laws or regulations relating to the Internet could have a material and adverse effect on our business, operating results and financial condition.

Legal Proceedings

    We are not involved in any material legal proceeding nor are we aware of any threatened legal action. We are involved, from time to time, in litigation incidental to the conduct of our business. We believe that any potential adverse determination in such litigation will not have a material and adverse effect on our business, operating results and financial condition.

Employees

    As of May 31, 1999, we had 95 employees, employed in implementation, sales and marketing, service development, finance and administration. We have never experienced a work stoppage and none of our employees is represented by a labor union. Except for certain members of management who will execute employment agreements prior to the closing of this offering, our employees work on an at-will basis. We consider our relations with our employees to be good.

Facilities

    We currently lease approximately 11,000 square feet of space at our headquarters in Princeton, New Jersey under a lease that expires on August 31, 2002. We believe that our existing facility is adequate for our current needs and that suitable additional space will be available, on acceptable terms, when additional space is needed.

                                   MANAGEMENT

Directors and Executive Officers

    Our executive officers and directors, their respective ages and their positions with us as of May 31, 1999 are as follows:

Name                      Age                      Position
----                      --- ---------------------------------------------------
Donald C. Licciardello..   53 Chairman and Chief Executive Officer
Ronald W. Averett.......   42 President and Chief Operating Officer
C. Richard Corl.........   61 Executive Vice President, Secretary and Director
Christopher S. Sugden...   29 Senior Vice President and Chief Financial Officer
Donald Brenton..........   43 Senior Vice President and Chief Information Officer
Steven D. Greenwood.....   34 Senior Vice President, Marketing
Jayson A. Goldberg......   37 Senior Vice President, Sales
Lawrence Greenberg......   32 Vice President, Relationship Management
Alexander Peterhans.....   40 Vice President and Director of Operations
Parris H. Holmes,
  Jr.(1)................   55 Director
Kelly E. Simmons(1).....   44 Director
William C. Jennings.....   59 Director Nominee

--------
(1)Member of the Compensation Committee.

  Within 90 days following the completion of this offering, we intend to appoint two additional directors to our board who will be independent for purposes of Nasdaq National Market listing requirements.

    Donald C. Licciardello. Mr. Licciardello, one of our founders, has served as our Chief Executive Officer and Chairman of the Board since our inception in 1984. From 1984 to March 1999, Mr. Licciardello also served as our President. For seven years prior to our founding, Mr. Licciardello was a professor of theoretical solid states physics at Princeton University. While at Princeton, Mr. Licciardello co-authored a paper on two dimensional quantum diffusion which was selected as one of the seminal works of the past 100 years by the American Physical Society. From 1977 to 1984, Mr. Licciardello served as a technical consultant in theoretical physics to IBM, Schlumberger, Bell Laboratories and RCA Laboratories. From 1974 to 1976, Mr. Licciardello was also a Science Research Council Fellow at the University of Birmingham, England. Mr. Licciardello holds Ph.D., M.S. and B.S. degrees in Physics.

    Ronald W. Averett. Mr. Averett has served as our President and Chief Operating Officer since March 1999. Prior to joining us, from April 1998 to December 1998 Mr. Averett was a Senior Vice President and Credit Card Division Executive for Chevy Chase Bank's Credit Card Business. Mr. Averett contributed to the spin-off of this division from Chevy Chase Bank in December 1998. From January 1988 to April 1998, Mr. Averett held various executive positions in Operations, Risk Management and Marketing with Advanta Corp, most recently as the Senior Vice President and member of the Business Policy Committee of its Credit Card unit. From June 1980 to December 1987, Mr. Averett held various executive positions with Citibank, most recently as a Vice President and Operations Consultant.

    C. Richard Corl. Mr. Corl has served as our Executive Vice President since June 1993, Secretary since May 1995, and as one of our directors since September 1998. For more than 20 years, Mr. Corl held various executive positions with TeleCheck Services, Inc., including Vice President of Franchise Relations and Vice President of Marketing and Director of Strategic Planning. Mr. Corl founded his own business in 1976 with the launch of part of the TeleCheck Services, Inc. franchise network and served as its President and Chief Executive Officer. In 1981, Mr. Corl sold this business to Tymshare, Inc., which is now a part of First Data Corporation.

    Christopher S. Sugden. Mr. Sugden has served as our Senior Vice President since May 1999, and as our Chief Financial Officer since February 1999. Mr. Sugden also served as one of our Vice Presidents from February 1999 to May 1999. Prior to joining us, from June 1996 to February 1999, Mr. Sugden was the

Director of Finance and Operations of B.Y.O.B. Freedom Ventures, Inc., publishers of two magazines. From September 1992 to June 1996, Mr. Sugden held various positions with Coopers & Lybrand LLP, now known as PricewaterhouseCoopers LLP, including supervisor. Mr. Sugden is a certified public accountant and a member of the American Institute of Certified Public Accountants.

    Donald Brenton. Mr. Brenton has served as Senior Vice President and Chief Information Officer since May 1999. Prior to joining us, from September 1997 to May 1999, Mr. Brenton was Director of Operations, Business Administration Services of Towers Perrin. From September 1987 to September 1997, Mr. Brenton was associated with ADVANTA Corp., most recently as Manager, Network Operations and Engineering.

    Steven D. Greenwood. Mr. Greenwood has served as Senior Vice President, Marketing since April 1999. Prior to joining us, from October 1993 to April 1999, Mr. Greenwood was Senior Vice President, Marketing, of TeleBank. From July 1990 to June 1993, Mr. Greenwood was a Financial Analyst, Corporate Finance and Budgeting, for Bell Atlantic, Inc.

    Jayson A. Goldberg. Mr. Goldberg has served as Senior Vice President, Sales since June 1999. Prior to joining us, from May 1996 to May 1999, Mr. Goldberg was the Associate Publisher for B.Y.O.B. Freedom Ventures, Inc., publishers of two magazines. From May 1988 to May 1996, Mr. Goldberg was associated with Times Mirror Magazines, most recently as Eastern Regional Sales Director for Field & Stream and Outdoor Life.

    Lawrence Greenberg. Mr. Greenberg has served as Vice President, Relationship Management since April 1999 and served as Chief Information Officer from October 1992 to April 1999. Prior to joining Princeton eCom, Mr. Greenberg founded Princeton Business Systems, a systems integration company and served as its Managing Director. From 1988 to 1992, Mr. Greenberg also served as the chief consultant on The New Owners, a HarperCollins book containing detailed analysis of employee stock ownership in America's public companies, and The Employee Stock Ownership Index published in the Wall Street Journal.

    Alexander Peterhans. Mr. Peterhans has served as our Vice President and Director of Operations since February 1999, and as our Director of Operations since September 1995. From February 1995 to September 1995, Mr. Peterhans served as our Marketing Manager. From January 1984 to September 1992, he held several positions as a research scientist in biotechnology at the Swiss Federal Institute of Technology, Zurich, Switzerland, and Ciba-Geigy AG, Switzerland, and at The Rockefeller University, New York. Mr. Peterhans was honored by the Swiss Federal Institute of Technology with the Silver Medal for achievement in original research. Mr. Peterhans holds a Ph.D. degree in Biotechnology and a M.B.A. degree.

    Parris H. Holmes, Jr. Mr. Holmes has served as one of our directors since September 1998. Mr. Holmes is currently Chairman of the Board and Chief Executive Officer of Billing Concepts Corp., a significant stockholder of Princeton eCom, which provides billing services to the telecommunications industry, positions which he has held since May 1996. From September 1986 to August 1996, Mr. Holmes served as Chief Executive Officer of USLD Communications Corp., a long distance telecommunications provider, and from September 1986 to June 1997, also served as its Chairman of the Board. Mr. Holmes currently serves as Chairman of the Board of Tanisys Technology, Inc., a developer, manufacturer and marketer of computer peripheral equipment, and as a director of Sharps Compliance Corp., a provider of mail sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. On December 18, 1996, the SEC filed a civil injunctive action in the United States District Court for the District of Columbia alleging that Mr. Holmes failed to file timely twelve Section 16(b) reports regarding certain 1991 and 1992 transactions in the stock of USLD Communications Corp. as required by Section 16(a) of the Securities Exchange Act of 1934. Section 16(a) requires officers and directors of public companies to file reports with the SEC regarding their personal transactions in the securities of such public companies. Mr. Holmes settled this action on December 18, 1996, without admitting or denying the allegations of the complaint, by consenting to the entry of an injunction with respect to these requirements and paying a civil penalty of $50,000. The staff of the SEC also has notified Mr. Holmes of its decision to terminate its investigation of trading in the securities of USLD Communications Corp. and the securities of Value-Added Communications, Inc. (In the Matter of Trading in the Securities of Value-Added Communications, Inc. (HO-2765)).

    Kelly E. Simmons. Mr. Simmons has served as one of our directors since September 1998. Mr. Simmons is currently Executive Vice President of Billing Concepts Corp., a position which he has held since October 1998, and Chief Financial Officer, a position which he has held since May 1996. From May 1996 to September 1998, Mr. Simmons also served as Senior Vice President of Billing Concepts Corp. and from May 1996 to February 1998, served as its Corporate Secretary. From May 1996 to September 1997, Mr. Simmons was the Corporate Treasurer of Billing Concepts Corp. From November 1988 until August 1996, Mr. Simmons held various executive positions with USLD Communications Corp., including Vice President-Finance and Corporate Treasurer, Vice President of Administration and Senior Vice President of Business Development.

Future Director

    William C. Jennings. Mr. Jennings, currently a senior partner with PricewaterhouseCoopers LLP, will become a director of the Company following his expected retirement from PricewaterhouseCoopers LLP at the end of June 1999. Mr. Jennings served as one of our directors from September 1998 until March 15, 1999 at which time he elected to resign as a result of uncertainty as to PricewaterhouseCoopers LLP's current policy regarding the ability of its partners to serve as directors of for-profit companies. Mr. Jennings has served with predecessors of PricewaterhouseCoopers LLP from 1964 to 1985 and from 1992 to the present. He provides risk management and internal control consulting services for clients. He has been featured on many risk and control forums, as well as CNN, The New York Times, Forbes, Fortune, Business Week, CFO, American Banker and many industry-specific publications. Until the recent merger with Pricewaterhouse, Mr. Jennings led the development of Coopers & Lybrand LLP's Internal Control Services practice into a $150 million business. During his career at Coopers & Lybrand LLP, Mr. Jennings was the lead partner for some of that firm's largest clients, including Philip Morris, Shearson Lehman Brothers, Midlantic Bank, Lipton and New Jersey Bell. From 1988 to 1991, Mr. Jennings served as Executive Vice President and Chief Financial Officer of Banker's Trust. From 1985 to 1988, Mr. Jennings served as Senior Executive Vice President, Administration of Shearson Lehman Brothers.

Board of Directors and Committees

    Our Board is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board is elected each year. Currently, the term of office of Messrs. Corl and Simmons expires at the annual meeting of stockholders to be held in 2000 and the term of office of Messrs. Licciardello and Holmes expires at the annual meeting to be held in the year 2001. The director up for election at the 1999 annual meeting is currently vacant. Our staggered board, together with advanced notice procedures which will be added to our by-laws prior to the completion of this offering, may deter a stockholder from removing incumbent directors and filling vacancies with the stockholder's own nominees in order to gain control of our board. See "Description of Capital Stock -- Certificate of Incorporation and By-law Provisions."

    We have established a compensation committee which reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to our board regarding such matters. The compensation committee currently consists of Messrs. Holmes and Mr. Simmons.

    We will establish an audit committee, consisting of at least two independent directors, within 90 days following the completion of this offering. Our audit committee will be responsible for reviewing our audited financial statements and accounting practices, and considering and recommending the employment of, and approving the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services.

Compensation Committee Interlocks and Insider Participation

    Prior to October 20, 1998, our board did not have a compensation committee and all compensation decisions were made by the full board. Messrs. Licciardello and Corl did not participate in board deliberations with respect to their individual compensation. Subsequent to October 20, 1998, the compensation committee has made compensation decisions with respect to our key executive officers, including the Chief Executive Officer and the President. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board or compensation committee. Our compensation committee currently consists of Messrs. Holmes and Mr. Simmons.

Director Compensation

    Employee directors do not receive compensation for their service on our board. Non-employee directors are awarded 10,000 stock options under our Non-Employee Director Plan for each year of service on our board. See "--Non-Employee Director Plan."

Executive Compensation

    The following table sets forth the compensation paid, earned or accrued for all services rendered to us in all capacities during the year ended December 31, 1998 by our Chief Executive Officer and our other most highly compensated executive officers, other than our Chief Executive Officer, whose aggregate cash and cash equivalent compensation exceeded $100,000.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                                                   ------------
                                             Annual Compensation      Awards
                                             --------------------  ------------
                                                                    Securities
                                                     Other Annual   Underlying
Name and Principal Position             Year Salary  Compensation    Options
--------------------------------------- ---- ------- ------------  ------------
Donald C. Licciardello,................ 1998 $52,000   $198,000(1)    90,000
 President and Chief
 Executive Officer
C. Richard Corl,....................... 1998 100,000        --        60,000
 Executive Vice President
 and Secretary
Lawrence Greenberg,.................... 1998 100,000        --        90,000
 Vice President and
 Chief Information Officer

--------
(1)Reflects personal expenses paid on Mr. Licciardello's behalf.

Stock Option Grants

    The following table sets forth information regarding stock options granted to the officers named in the Summary Compensation Table during 1998. No stock appreciation rights were granted during 1998.

                                                                            Potential Realizable Value
                                                                                At Assumed Annual
                                                                               Rates of Stock Price
                                                                                 Appreciation For
                                         Individual Grants                        Option Term (2)
                          ------------------------------------------------- --------------------------
                                     Percent
                          Number of    of               Market
                          Securities  Total              Price
                          Underlying Options            On Date
                           Options   Granted Exercise     of
                           Granted     in     Price      Grant   Expiration
Name                         (#)      1998(1)($/Share) ($/Share)    Date      (0%)     (5%)    (10%)
------------------------  ---------- ------- --------  --------- ---------- -------- -------- --------
Donald C. Licciardello..  90,000(3)    7.3%   $0.03      $4.00    10/20/03  $357,000 $456,461 $576,784
C. Richard Corl.........  60,000(3)    4.9     0.03       4.00    10/20/03   238,000  304,308  384,522
Lawrence Greenberg......  60,000(4)    4.9     0.03       0.70    03/01/03    40,000   51,604   65,641
                          30,000(4)    2.4     4.00       4.00    12/21/08       --    75,467  191,249

                          Option Grants in Fiscal 1998

--------
(1) We granted options to purchase a total of 1,225,500 shares of common stock during the fiscal year ended December 31, 1998.
(2) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (0%, 5% and 10%) on our common stock over the term of the options. These assumptions are based on rules promulgated by the SEC and do not reflect our estimates of future stock price appreciation. Actual gains, if any, on the stock option exercises and common stock holdings are dependent on the timing of the exercise and the future performance of our common stock. We cannot assure you that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the option holder.
(3) Options to purchase 30,000 shares of common stock vested on October 20, 1998 and options to purchase an additional 30,000 shares of common stock will vest on each anniversary thereafter.
(4) These options vest and become fully exercisable as to 25% on the first anniversary of the date of grant and as to an additional 25% on each anniversary thereafter until all these options are fully vested and exercisable.

Year-End Option Values

    The following table sets forth information concerning the number and year end value of unexercised options held by each of the officers named in the Summary Compensation Table at December 31, 1998. None of the Named Executive Officers exercised stock options or stock appreciation rights in the year ended December 31, 1998.

                       Fiscal 1998 Year-End Option Values

                              Number of Securities      Value of Unexercised
                             Underlying Unexercised      "In-the-Money" (1)
                                Options at Fiscal         Options at Fiscal
                                    Year-End                  Year-End
                            ------------------------- -------------------------
Name                        Exercisable Unexercisable Exercisable Unexercisable
----                        ----------- ------------- ----------- -------------
Donald C. Licciardello.....   30,000        60,000     $119,000     $238,000
C. Richard Corl............   30,000        30,000      119,000      119,000
Lawrence Greenberg.........   30,000       150,000      119,000      476,000

--------
(1) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between $4.00 per share, the fair market value of our common stock issuable upon exercise of options at December 31, 1998 (as determined by our board), and the exercise price of the option, multiplied by the applicable number of options.

Stock Option Plan

    Our Amended 1996 Stock Option Plan, which became effective on July 1, 1996 and was amended in December 1998, provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code ("incentive stock options"), and stock options not intended to qualify as incentive stock options ("non-qualified stock options"). All of our officers, key employees and consultants are eligible to participate in the Stock Option Plan. The total number of shares of common stock which we may issue under the Stock Option Plan is 4,500,000. Under present law, incentive stock options may only be granted to our employees and employees of our subsidiaries.

    The Stock Option Plan is administered by our compensation committee which has the authority to:

  . construe and interpret the plan;

  . create, amend and rescind rules and regulations for the plan;

  . determine the individuals entitled to participate in the plan;

  . determine the timing of specific option grants, the number of options to be granted, the vesting schedule for the options and their exercise price;

  . determine whether the options granted will be incentive stock options or non-qualified stock options; and

  . make all other determinations which may be necessary or advisable for the administration of the plan.

    Our compensation committee may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code, may not be granted at an exercise price less than the fair market value of our common stock on the date of grant or less than 110% of the fair market value of our common stock in the case of incentive stock options granted to optionees holding more than 10% of our voting power. Incentive stock options may not be assigned or transferred during the lifetime of the holder except as may be required by law. The maximum term of each stock option granted under the Stock Option Plan to persons other than 10% stockholders is ten years from the date of grant.

    The Stock Option Plan permits the optionee to determine how they will pay the exercise price of their options. The plan provides that the option price may be paid:

  . in cash;

  . with shares of common stock valued at the fair market value of the common stock on the date of exercise;

  . in cash by a broker-dealer to whom the holder of the option has submitted an exercise notice consisting of a fully endorsed option;

  . through the surrender of options then exercisable valued at the excess of the aggregate fair market value of the common stock subject to such option on the date of exercise over the aggregate option price of such common stock;

  . by directing us to withhold such number of shares of common stock otherwise issuable upon exercise of the option having an aggregate fair market value on the date of exercise equal to the exercise price of the option; or

  . by some other method of payment as may be authorized by our compensation committee or any combination of the foregoing payment options as our compensation committee may permit in its sole discretion.

    No incentive stock option awards may be granted under the Stock Option Plan after June 30, 2006. Our compensation committee may, at any time, terminate, suspend or modify the Stock Option Plan, except that no amendment or revision may, unless appropriate stockholder approval is obtained, increase the maximum number of shares of common stock in the aggregate for which we may grant options under the Stock Option Plan, change the minimum purchase price of an incentive stock option, increase the maximum term of an incentive stock option, or grant options to persons not then currently contemplated by the plan. In addition, no termination, suspension or modification of the Stock Option Plan may adversely affect any right acquired by an optionee before the date of any termination, suspension or modification without the optionee's consent.

    The Stock Option Plan provides that outstanding options vest in their entirety and become exercisable in the event we undergo a change of control. A change of control will be deemed to occur if:

  . a person or group becomes the beneficial owner of more than 50% of the total voting power of our outstanding stock; or

  . there occurs a change in the majority of the members of our board from one year to the next, except any changes approved by the former board of directors.

    As of May 31, 1999, there were (1) outstanding options under the Stock Option Plan to purchase an aggregate of 2,442,900 shares of common stock at a weighted average price of $2.06, (2) outstanding options under the Stock Option Plan to purchase an aggregate of 350,100 shares of common stock at the initial public offering price, and (3) 1,636,050 additional shares of common stock reserved for future option grants.

    As soon as practicable following completion of this offering, we intend to file with the SEC a registration statement on Form S-8 covering the shares of common stock underlying options granted and reserve for future issuance under the Stock Option Plan.

Non-Employee Director Plan

    Our 1998 Non-Employee Director Plan, which was approved by our board on October 20, 1998 and became effective on October 20, 1998. It provides for the grant of non-qualified stock options to our directors. The Director Plan provides for the issuance of up to 600,000 shares of common stock upon exercise of options.

    Under the terms of the Director Plan, each non-employee director who was a director on the date the plan went into effect received options to purchase a number of shares of common stock equal to the product of the number of years he was elected to serve as a director multiplied by 10,000. These options vest as to 10,000 shares on the date of grant and on each of the first two anniversaries of the date of grant, subject to a maximum of two anniversaries. Further, non-employee directors are also entitled to receive on the first business day after each of our annual meetings of stockholders at which the director is re-elected to the board options to purchase an additional number of shares equal to the number of years he or she is elected to the Board multiplied by 10,000. These options would vest under the same terms discussed above. In addition to the automatic grants provided by the plan, non-employee directors may also receive additional grants of options at the discretion of our compensation committee. The exercise price of each option under the Director Plan, other than options granted on October 20, 1998, will be 100% of the fair market value of our common stock on the date of grant. Each option will have a term of six years.

    The Director Plan provides that outstanding options vest in their entirety and become exercisable in the event we undergo a change of control. For purposes of the Director Plan, change in control has the same meaning given such term in the Stock Option Plan.

    The exercise price may be paid in cash or with shares of common stock valued at the fair market value of the stock on the exercise date.

    As of May 31, 1999, there were outstanding options under the Director Plan to purchase an aggregate of (1) 195,000 shares of common stock at a weighted average price of $0.03 and (2) 375,000 additional shares of common stock reserved for future option grants.

    As soon as practicable following the completion of this offering, we also intend to file a Registration Statement on Form S-8 covering the shares of common stock underlying options granted, or to be granted, under the Director Plan.

401(k) Plan

    Our employees participate in our 401(k) profit sharing plan, a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code. All personnel who have completed one year of service with us are eligible to participate and may enter the plan as of the first day of January or July. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. We may make matching contributions on a discretionary basis to the plan. Each participant is fully vested in his or her contributions, and any investment earnings thereon. Contributions by the participants or us, and the income earned on such contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. Contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. In 1998, we did not make any matching contributions. In 1999, we have begun to match 100% of all employee contributions up to 6% of that employee's annual base salary.

Employment Agreements

    We have entered into an employment agreement with Mr. Averett pursuant to which Mr. Averett has agreed to serve full time as our President and Chief Operating Officer until March 30, 2003, unless earlier terminated in accordance with the terms of his agreement. Mr. Averett's annual base salary under the agreement is $200,000 per year. In addition, Mr. Averett was granted options to purchase 300,000 shares of our common stock at $5.33 per share, which options will vest as to 25% on each anniversary. Mr. Averett's employment agreement also provides for vacation and reimbursement of business-related expenses.

    In addition, we have entered into an employment agreement with Mr. Sugden, pursuant to which Mr. Sugden has agreed to serve full time as our Vice President and Chief Financial Officer until February 15, 2003, unless earlier terminated in accordance with the terms of his agreement. Mr. Sugden's annual base salary under the agreement is $100,000 per year. In addition, under the terms of his agreement Mr. Sugden was granted options to purchase 150,000 shares of our common stock at $4.00 per share, which options vest as to 25% on each anniversary, and will be entitled to receive bonuses based on the achievement of performance goals. Mr. Sugden's employment agreement also provides for vacation and reimbursement of business-related expenses.

    Pursuant to each employment agreement, if the executive is terminated for "cause," as defined within the employment agreements, we will be required to pay the executive, within ten days following this termination, any unpaid base salary accrued through the date of termination and we will be required to reimburse the executive for reasonable business expenses incurred prior to that date. If we terminate Mr. Averett's employment without cause, we will be required to pay him any unpaid base salary accrued through the date of termination, plus an additional $200,000 (or $400,000 if he terminates his employment as a result of a change in control). For purposes of the employment agreements, a change in control has the same meaning as in the Stock Option Plan. If we terminate Mr. Sugden's employment without cause, we will be required to pay him any unpaid base salary accrued through the date of termination, plus three months salary, at the then current rate, and his options will vest as if his termination date was twelve months after the actual termination date. After termination of Mr. Sugden's employment, he will be entitled to exercise his exercisable options for a fifteen day period. We will be required to reimburse Mr. Averett and Mr. Sugden for reasonable business expenses incurred prior to the date of termination. We will be required to pay the executives their unpaid base salary within 30 days following a termination without cause, but can, at our option, pay Mr. Averett amounts in excess of his base salary in equal monthly installments over the 12-month period following the date of termination and pay Mr. Sugden amounts in excess of his base salary in equal installments over three months.

    Each of Messrs. Averett and Sugden's employment agreements also provides that the executive will not, during a one year period after termination, without our prior written consent, directly or indirectly conduct or engage in or be associated with any person or entity which conducts or engages in electronic bill payment, electronic bill publishing or electronic bill presentment. Each of the employment agreements also provides that the executives shall not disclose confidential information and may not interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between us or any of our subsidiaries and our respective customers or employees.

                              CERTAIN TRANSACTIONS

Stock Purchases

    In September 1998, we sold 2,493,870 shares of our common stock to Billing Concepts, a publicly traded corporation with stock listed on the Nasdaq Stock Market, for an aggregate purchase price of $10.0 million. Under the terms of the stock purchase agreement for this sale, the parties agreed, among other things, that (1) in the event that Billing Concepts desires to sell its shares of common stock, we have a right of first refusal to purchase such shares, (2) in the event that we offer, sell or grant any option to purchase or otherwise dispose of any of our equity-equivalent securities or promissory notes in a transaction intended to be exempt or not subject to registration under the Securities Act of 1933, except under any employee, officer or director stock option plan or through mergers or acquisitions not designed to raise capital approved by our stockholders, Billing Concepts shall have a right of first refusal to purchase such securities, and (3) Billing Concepts has the right, so long as it owns at least 10% of our common stock, to have two representatives on our board of directors. In addition, the agreement provides that if our working capital deficit at June 30, 1998 was in excess of $8.5 million, then Billing Concepts had a right to purchase additional shares of our common stock at a price of $4.01 per share. As a result of our June 30, 1998 working capital deficit having exceeded $8.5 million, on March 30, 1999, we sold 134,376 shares of common stock to Billing Concepts for $538,848. In connection with its acquisition of our stock, Billing Concepts entered into a voting agreement with Mr. Licciardello, our Chairman and Chief Executive Officer. Under the terms of this voting agreement, as amended, Mr. Licciardello, the Donald Licciardello Family Limited Partnership and Billing Concepts have agreed to vote all of their respective shares of common stock to elect to our board the two individuals designated by Billing Concepts and three members designated by Mr. Licciardello. As a result of this voting agreement, Billing Concepts has appointed two of its executive officers, Parris H. Holmes, Jr. and Kelly E. Simmons, to serve as directors on our board. In addition, Mr. Licciardello and the Donald Licciardello Family Limited Partnership agreed to have any transferee or purchaser of any of their shares of common stock become a party to the voting agreement, other than purchasers pursuant to sales in a registered public offering or under Rule 144. The voting agreement automatically terminates when Billing Concepts ceases to own 10% of our issued and outstanding common stock. The total number of shares covered by the voting agreement is 9,620,970.


Guarantee of Loan to Donald C. Licciardello

    Until March 26, 1999, some of our certificates of deposit were pledged as collateral for a guarantee we issued in connection with a loan obtained by Mr. Licciardello. On March 26, 1999, the collateral and our guarantee were released by First Union National Bank.

Loan to C. Richard Corl

    Mr. Corl issued to us a demand note evidencing the outstanding purchase price for shares of our common stock purchased by him in June 1996. This demand note, in the amount of $210,308, bears interest at a rate of 6% annually.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to us regarding the beneficial ownership of our common stock, as of May 31, 1999, before and after giving effect to this offering by (1) each person known by us to own beneficially 5% or more of our common stock, (2) each of our directors, (3) each of the Named Executive Officers, and (4) all of our current directors and executive officers, as a group. All information with respect to beneficial ownership has been furnished to us by our respective stockholders

                                         Shares
                                      Beneficially            Shares
                                     Owned Prior to        Beneficially
                                          this            Owned After the
                                     Offering(1)(2)       Offering(1)(2)
                                    -------------------- --------------------
Name of Beneficial Owner             Number      Percent  Number      Percent
------------------------            ---------    ------- ---------    -------
Donald C. Licciardello (3)......... 6,992,724     61.6%  6,992,724     48.8%
Billing Concepts Corp. ............ 2,628,246     23.2   2,628,246     18.3
 7411 John Smith Drive, Suite 200
 San Antonio, Texas 78229
Patricia F. Corl...................   660,000      5.8     660,000      4.6
 1107 Robin Road
 Gladwyne, PA 19035
C. Richard Corl (4)................ 1,183,620     10.4   1,183,620      8.3
Lawrence Greenberg (5).............   105,000        *     105,000        *
Parris H. Holmes, Jr ..............    60,000        *      60,000        *
Kelly E. Simmons (5)...............    37,500        *      37,500        *
All executive officers and
  directors, as a group (10
  persons) (6)..................... 8,468,844(1)  74.0%  8,468,844(1)  59.0%

--------
* Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

(1) Unless otherwise indicated above, the address for each executive officer and director identified above is 165 Wall Street, Princeton, New Jersey 08540.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and warrants held by that person that are currently exercisable or exercisable within 60 days of May 31, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(3) This figure includes 5,100,000 shares held by the Donald Licciardello Family Limited Partnership, of which Mr. Licciardello is the general partner. Mr. Licciardello has voting and dispositive control over these shares.

(4) Includes the 660,000 shares owned by Patricia F. Corl, Mr. Corl's wife, for which Mr. Corl disclaims beneficial ownership.

(5) Includes the following number of shares of common stock which the officers named in the Summary Compensation Table have the right to acquire through the exercise of options within 60 days of May 31, 1999: Mr. Greenberg, 45,000 and Mr. Simmons, 30,000.

(6) Includes a total of 105,000 shares which may be purchased upon the exercise of options.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.01 par value per share, and 3,000,000 shares of preferred stock, $0.01 par value per share. As of May 31, 1999, there were outstanding (1) 11,344,002 shares of our common stock held of record by 27 stockholders and (2) options to purchase an aggregate of 2,988,000 shares of common stock.

    The following summary of some provisions of our common stock, preferred stock, certificate of incorporation and by-laws, as in effect on the closing date of this offering, is not intended to be complete and is qualified by reference to the provisions of the applicable law and our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

    Holders of our common stock are entitled to one vote per share on all matters on which the holders of common stock are entitled to vote and do not have cumulative voting rights. This means that the holders of more than 50% of our shares of common stock voting for the election of directors can elect all of the directors up for election if they choose to do so; if this event occurs, the holders of the remaining holders of shares of our common stock will not be able to elect any person to our board. Subject to rights of any holders of any shares of our preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared by our board from time to time out of funds legally available for this purpose. See "Dividend Policy." Holders of our common stock are not entitled to any preemptive, conversion, redemption, subscription or similar rights. In the event of a liquidation, dissolution or winding-up of Princeton eCom, whether voluntary or involuntary, holders of our common stock are entitled to share ratably in our assets legally available for distribution, if any, remaining after the payment or provision for the payment of all of our debts and other liabilities and the payment and setting aside for payment of any preferential amount due to any holders of any shares of our outstanding preferred stock. All of our outstanding shares of common stock are, and all of our shares of common stock offered in this offering when issued will be, upon payment, duly and validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of our preferred stock which our board may designate and issue in the future.

    Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol ECOM.

    The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

    Prior to completion of this offering, our certificate of incorporation will be amended to authorize our board to issue, from time to time and without any further action of our stockholders, up to 3,000,000 shares of preferred stock, in one or more series. The board will be authorized to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each of these series, including the voting rights, dividend rights, dividend rates, conversion rights, terms of redemption, redemption price or prices, liquidation, preferences and the number of shares constituting any series or designations of these series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, have the effect, under certain circumstances, of delaying, deferring or preventing a change in control of Princeton eCom. We have no current plan to issue any shares of our preferred stock. See "--Authorized But Unissued Shares."

Anti-Takeover Effects of Certain Provisions of Delaware Law

    We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 of the DGCL generally prohibits a publicly-held Delaware corporation from engaging in a

"business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained that status with the approval of the board or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, fifteen percent (15%) or more of a corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-law Provisions

    Our by-laws currently divide the board into three classes with staggered three year terms. This classified board could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of us. Our by-laws also currently authorize our board to fill vacant directorships or increase the size of the board. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board by filling the vacancies created by that removal with its own nominees. See "Management."

    Prior to completion of this offering, our certificate of incorporation and by-laws will be amended to include the provisions described in the following paragraphs, which are intended to further enhance the likelihood of continuity and stability in the composition of the board and which may have the effect of delaying, deterring or preventing a future takeover or change in control of us unless such takeover or change of control has been approved by our board.

    Advanced Notice Provisions for Stockholder Proposals and Director Nominations. Our by-laws will be amended to establish advance notice procedures with regard to the nomination, other than by or at the direction of the board, of candidates for election as directors and with regard to some matters to be brought before an annual meeting of stockholders. In general, these provisions will require that notice be received by us not less than 120 days prior to the meeting and must contain specified information concerning the persons to be nominated or the matter to be brought before the meeting and concerning the stockholder submitting the proposal.

    Stockholder Action; Special Meeting of Stockholders. Our by-laws will also be amended to provide that stockholders may not take action by written consent, but only at duly called annual or special meeting of stockholders. Our by-laws will further be amended to provide that special meetings of our stockholders may be called only by our Chairman of the Board, a majority of the directors or a holder of a majority of our outstanding stock.

    Authorized But Unissued Shares. Our authorized but unissued shares of our common stock and preferred stock will be available for future issuance without stockholder approval, subject to limitations imposed by the Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation of Liability and Indemnification of Directors

    Our amended and restated certificate of incorporation provides that, except to the extent prohibited by the DGCL, our directors shall not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director. Under the DGCL, our directors have a fiduciary duty to us that is not eliminated by this provision of our amended and restated certificate of incorporation and, in appropriate circumstances, injunctions and other nonmonetary relief will remain available. This provision also does not affect the directors' responsibilities under any other laws, including the Federal securities laws or state or Federal environmental laws.

    Section 145 of the DGCL enables a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers. However, this provision does not eliminate or limit the liability of a director:

  . for any breach of the director's duty of loyalty to the corporation or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . for payments of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL; or

  . for any transaction from which the director derived an improper personal benefit.

    Our by-laws provide that we may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeds, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was one of our directors, officers, employees or agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with any threatened, pending or completed action, suit or proceeding.

    We intend to enter into indemnification agreements with our directors and executive officers. We believe that the provisions of our by-laws and these indemnification agreements are necessary to attract and retain qualified directors and executive officers. We intend to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the DGCL would permit indemnification.

    At present, there is no pending litigation or proceeding involving any director, officer, employee or agent for which indemnification will be required or permitted under our by-laws. We are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, we will have outstanding an aggregate of 14,344,002 shares of common stock, assuming no exercise of the underwriter's over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, except that shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Securities

    The remaining shares of our common stock are deemed "restricted securities"
under Rule 144. Of the restricted securities, approximately        shares of
common stock, which are not subject to lock-up agreements with the representatives for the underwriters, will be eligible for immediate sale in the public markets pursuant to Rule 144(k) under the Securities Act of 1933.
Approximately an additional        shares of common stock, which are not
subject to any lock-up agreement, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act of 1933 beginning 90 days from the date of this prospectus. Upon expiration of the
lockup agreements, approximately        additional shares of common stock will
be available for sale in the public markets in accordance with the provisions of Rule 144.

Rule 144 and Rule 701

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person, including one of our affiliates, who has beneficially owned his or her restricted securities for at least one year from the later of the date such securities were acquired from us or, if applicable, one of our affiliates, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of our then outstanding shares of common stock, which will equal approximately 143,440 shares immediately after this offering; or

  . the average weekly trading volume of our common stock on the Nasdaq
    National Market during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to certain requirements concerning the availability of public information, manner of sale and notice. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date the restricted securities were acquired from us or, if applicable, one of our affiliates, a stockholder who is not an affiliate at the time of sale and has not been one of our affiliates for a period of three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements of Rule 144.

    Securities issued in reliance on Rule 701 prior to the completion of this offering, like shares of common stock acquired pursuant to the exercise of stock options issued by us, are also restricted securities and, beginning 90 days after the date of this prospectus is a part, may be sold by stockholders who are not affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period requirement of the rule.

Stock Options

    Immediately following this offering, we intend to file registration statements on Form S-8 under the Securities Act of 1933 to register all shares of common stock issuable under the Stock Option Plan and the Directors Plan. Shares issued upon exercise of stock options granted under the Stock Option Plan and the Directors Plan after the effective date of the Form S-8 registration statements will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates and subject to the lock-up agreements discussed above.

Effect of Sales of Shares

    Prior to this offering, there has been no public trading market for our common stock, and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of our common stock in the public markets could adversely affect the market price of our common stock and could impair our ability to raise capital through an offering of our equity securities.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and First Union Capital Markets Corp. have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their respective names below. The underwriters are committed to purchase and pay for all shares if any are purchased.

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   BancBoston Robertson Stephens Inc. ...............................
   Donaldson, Lufkin & Jenrette Securities Corporation...............
   First Union Capital Markets Corp. ................................
   E*TRADE Securities, Inc. .........................................
                                                                       ---------
     Total...........................................................  3,000,000
                                                                       =========

    The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less
a concession of not in excess of $    per share, of which $    may be reallowed
to other dealers. After this offering, the public offering price, concession, and reallowance to dealers may be reduced by the representatives. No reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

    The following table summarizes the compensation to be paid to the underwriters by us:

                                                            Total
                                                -----------------------------
                                                   Without          With
                                      Per Share over-allotment over-allotment
                                      --------- -------------- --------------
   Underwriting discounts and
     commissions.....................   $            $              $

    Princeton eCom estimates that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $1,200,000, including $100,000 being paid to First Union Capital Markets Corp. as an advisory fee.

    DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation and a member of the selling group, is facilitating the distribution of the shares sold in this offering over the Internet. The underwriters have agreed to allocate a limited number of shares to DLJdirect Inc. for sale to its brokerage account holders. DLJdirect Inc. is a broker/dealer registered with the SEC, the NASD and the various states. It conducts the majority of its business in an "on-line" environment. At the time DLJdirect is advised of a potential offering, it e-mails a notice to qualified DLJdirect account holders. DLJdirect's IPO Center web page provides DLJdirect account holders with information about the offering and an opportunity to review the preliminary prospectus on-line. If a qualified DLJdirect account holder decides to purchase shares in the offering, his or her order can be placed on-line through DLJdirect.

    Over-Allotment Option. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 450,000 additional shares of common stock at the same price per share as we will receive for the 3,000,000 shares that the underwriters have agreed to purchase. If the underwriters exercise their over-allotment option to purchase any of the additional 450,000 shares of common stock, the underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares to be purchased by each of them bears to the total number of shares of common stock offered in this offering. If purchased, the additional shares will be sold by the underwriters on the same terms as those on which the shares offered in this offering are being sold. We will be obligated, pursuant to the over-allotment option, to sell shares to the extent that the over-allotment option is exercised. The underwriters may exercise the over-allotment option only to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

    Indemnity. The underwriting agreement contains covenants of indemnity among the underwriters and us against certain civil liabilities, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of representations and warranties contained in the underwriting agreement.

    Lock-Up Agreements. Each executive officer and director of Princeton eCom and each holder of more than 1% of our outstanding common stock has agreed, during the period of 180 days after the effective date of this prospectus, subject to exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any options to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have the power of disposition, without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion, and at any time or from time to time, without notice, release all or any portion of the securities subject to those lock-up agreements. There are no existing agreements between the representatives and any of our stockholders who have executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

    Future Sales. In addition, we have agreed that during the lock-up period we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to certain exceptions,

  . consent to the disposition of any shares held by stockholders subject to lock-up agreements prior to the expiration of the lock-up period, or

  . issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of our common stock upon the exercise of outstanding options or warrants, and the issuance of options under existing stock option and incentive plans provided that those options do not vest prior to the expiration of the lock-up period. See "Shares Eligible for Future Sale."

    The underwriters do not intend to confirm sales of more than 5% of the common stock offered in this offering to accounts over which they exercise discretionary authority.

    No Prior Public Market. Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock offered by this prospectus has been determined through negotiations among the company and the representatives. Among the factors considered in determining the public offering price were:

  . prevailing market conditions;

  . certain of our financial information;

  . the present stage of the company's development;

  . the market valuations of other companies that we and the representatives believe to be comparable to us;

  . estimates of our business potential;

  . the present state of our development; and

  . other factors deemed relevant.

    Listing. Our shares of common stock have been approved for quotation on the Nasdaq National Market under the symbol "ECOM."

    Stabilization. The representatives have advised us that, pursuant to Regulation M under the Securities Act of 1933, some persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A stabilizing bid is a bid for or the purchase of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by that underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Directed Share Program. The underwriters have reserved up to five percent (5%) of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and the family and friends of the directors, officers and employees of Princeton eCom. The number of shares of common stock available to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares which are not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered in this offering.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Kelley Drye & Warren LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

    The financial statements of Princeton eCom Corporation as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement on Form S-1 with respect to the shares of common stock offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

    We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

    Our SEC filings and the registration statement can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

    We intend to distribute to our stockholders annual reports containing audited consolidated financial statements. We also intend to make available to our stockholders, within 45 days after the end of each fiscal quarter, reports for the first three quarters of each fiscal year containing interim unaudited financial information.

                           PRINCETON ECOM CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

After the recapitalization and 3-for-1 stock split of each outstanding share of common stock, as discussed in Note 13 to the financial statements, are effected, we expect to be in a position to render the following audit report.

                                          /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
March 30, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Princeton eCom Corporation:

    We have audited the accompanying balance sheets of Princeton eCom Corporation (a Delaware corporation), formerly Princeton TeleCom Corporation, as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Princeton eCom Corporation as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Philadelphia, Pa.,
March 30, 1999, except for
  Note 13, for which the
  date is          .

                           PRINCETON ECOM CORPORATION

                                 BALANCE SHEETS

                                              December 31            March 31
                                        -------------------------  ------------
                                           1997          1998          1999
                                        -----------  ------------  ------------
                                                                   (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents...........  $   504,844  $  6,362,453  $  8,774,968
  Accounts receivable, net of
    allowance of $52,941, $49,942 and
    $49,942...........................      607,071       637,603       661,101
  Prepaid expenses and other..........      115,586     1,511,743       996,597
                                        -----------  ------------  ------------
     Total current assets.............    1,227,501     8,511,799    10,432,666
Property and equipment, net...........      852,270       822,142     1,228,358
Other assets..........................       29,839        10,217        25,280
                                        -----------  ------------  ------------
                                        $ 2,109,610  $  9,344,158  $ 11,686,304
                                        ===========  ============  ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
               (DEFICIT)
Current liabilities:
  Bank overdraft......................  $   843,548  $    399,809  $    419,521
  Customer deposits payable...........    7,769,416     7,452,033     9,366,078
  Current portion of long-term debt...       48,049        29,441        30,478
  Accounts payable....................      211,239       502,650       722,817
  Accrued expenses....................      263,541       435,913       716,414
                                        -----------  ------------  ------------
     Total current liabilities........    9,135,793     8,819,846    11,255,308
                                        -----------  ------------  ------------
Long-term debt........................       75,392        49,614        43,949
                                        -----------  ------------  ------------
Other liabilities.....................      283,611       196,411       198,436
                                        -----------  ------------  ------------
Commitments and contingencies (Note 6)
Stockholders' equity (deficit):
  Preferred stock, $.01 par value,
    3,000,000 shares authorized, none
    issued............................          --            --            --
  Common stock, $.01 par value,
    50,000,000 shares authorized,
    8,614,806, 11,119,626, and
    11,284,002
    shares issued and outstanding.....       86,148       111,196       112,840
  Additional paid-in capital..........      334,366    12,194,183    14,586,878
  Accumulated deficit.................   (7,539,193)  (10,893,829)  (11,970,703)
  Subscriptions receivable............     (266,507)     (266,507)     (187,893)
  Deferred compensation...............          --       (866,756)   (2,352,511)
                                        -----------  ------------  ------------
     Total stockholders' equity
       (deficit)......................   (7,385,186)      278,287       188,611
                                        -----------  ------------  ------------
                                        $ 2,109,610  $  9,344,158  $ 11,686,304
                                        ===========  ============  ============


        The accompanying notes are an integral part of these statements.

                           PRINCETON ECOM CORPORATION

                            STATEMENTS OF OPERATIONS

                                Year Ended December 31           Three Months Ended March 31
                          -------------------------------------  ----------------------------
                             1996         1997         1998          1998           1999
                          -----------  -----------  -----------  ------------- --------------
                                                                         (unaudited)
Revenues:
  Service fees..........  $ 1,632,200  $ 2,332,995  $ 2,385,587  $    582,683  $      735,347
  Interest..............      204,205      698,602    1,436,448       247,937         406,478
                          -----------  -----------  -----------  ------------  --------------
     Total revenues.....    1,836,405    3,031,597    3,822,035       830,620       1,141,825
                          -----------  -----------  -----------  ------------  --------------
Operating expenses:
  Cost of services......    1,363,278    1,800,368    1,966,956       430,455         555,021
  Development costs.....      833,899      820,335      895,152       216,395         331,581
  Selling, general and
    administrative......    1,823,284    2,536,791    3,282,669       670,971       1,099,720
  Amortization of
    deferred
    compensation........          --           --     1,017,744        33,575         230,245
                          -----------  -----------  -----------  ------------  --------------
     Total operating
       expenses.........    4,020,461    5,157,494    7,162,521     1,351,396       2,216,567
                          -----------  -----------  -----------  ------------  --------------
Operating loss..........   (2,184,056)  (2,125,897)  (3,340,486)     (520,776)     (1,074,742)
Interest expense........        6,467       15,687       14,150         3,683           2,132
                          -----------  -----------  -----------  ------------  --------------
Net loss................  $(2,190,523) $(2,141,584) $(3,354,636) $   (524,459) $   (1,076,874)
                          ===========  ===========  ===========  ============  ==============
Basic and diluted net
  loss per share........  $     (0.26) $     (0.25) $     (0.36) $      (0.06) $        (0.10)
                          ===========  ===========  ===========  ============  ==============
Shares used in computing
  net loss per share....    8,454,397    8,567,792    9,423,068     8,614,806      11,126,452
                          ===========  ===========  ===========  ============  ==============


        The accompanying notes are an integral part of these statements.

                           PRINCETON ECOM CORPORATION

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                            Common Stock     Additional
                         -------------------   Paid-in   Accumulated   Subscriptions   Deferred
                           Shares    Amount    Capital     Deficit      Receivable   Compensation     Total
                         ---------- -------- ----------- ------------  ------------- ------------  -----------
Balance, January 1,
  1996..................  8,350,806 $ 83,508 $   327,156 $ (3,207,086)   $(258,157)  $       --    $(3,054,579)
 Sale of common stock...    174,000    1,740       5,110          --        (5,350)          --          1,500
 Net loss...............        --       --          --    (2,190,523)         --            --     (2,190,523)
                         ---------- -------- ----------- ------------    ---------   -----------   -----------
Balance, December 31,
  1996..................  8,524,806   85,248     332,266   (5,397,609)    (263,507)          --     (5,243,602)
 Sale of common stock...     90,000      900       2,100          --        (3,000)          --            --
 Net loss...............        --       --          --    (2,141,584)         --            --     (2,141,584)
                         ---------- -------- ----------- ------------    ---------   -----------   -----------
Balance, December 31,
  1997..................  8,614,806   86,148     334,366   (7,539,193)    (266,507)          --     (7,385,186)
 Sale of common stock...  2,493,870   24,939   9,975,061          --           --            --     10,000,000
 Exercise of stock
   options..............     10,950      109         256          --           --            --            365
 Issuance of options to
   purchase common stock
   below fair market
   value................        --       --    1,884,500          --           --     (1,884,500)          --
 Amortization of
   deferred
   compensation.........        --       --          --           --           --      1,017,744     1,017,744
 Net loss...............        --       --          --    (3,354,636)         --            --     (3,354,636)
                         ---------- -------- ----------- ------------    ---------   -----------   -----------
Balance, December 31,
  1998.................. 11,119,626  111,196  12,194,183  (10,893,829)    (266,507)     (866,756)      278,287
 Sale of common stock...    134,376    1,344     537,504          --           --            --        538,848
 Exercise of stock
   options..............     30,000      300         700          --           --            --          1,000
 Issuance of options to
   purchase common stock
   below fair market
   value................        --       --    1,716,000          --           --     (1,716,000)          --
 Issuance of options for
   services.............        --       --      138,491          --           --            --        138,491
 Amortization of
   deferred
   compensation.........        --       --          --           --           --        230,245       230,245
 Repayment of
   subscription
   receivable...........        --       --          --           --        78,614           --         78,614
 Net loss...............        --       --          --    (1,076,874)         --            --     (1,076,874)
                         ---------- -------- ----------- ------------    ---------   -----------   -----------
Balance, March 31, 1999
  (unaudited)........... 11,284,002 $112,840 $14,586,878 $(11,970,703)   $(187,893)  $(2,352,511)  $   188,611
                         ========== ======== =========== ============    =========   ===========   ===========




        The accompanying notes are an integral part of these statements.

                           PRINCETON ECOM CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                   Three Months Ended
                               Year Ended December 31                    March 31
                         -------------------------------------  ---------------------------
                            1996         1997         1998        1998        1999
                         -----------  -----------  -----------  ---------  -----------
                                                                     (unaudited)
Operating activities:
 Net loss..............  $(2,190,523) $(2,141,584) $(3,354,636) $(524,459) $(1,076,874)
 Adjustments to
  reconcile net loss to
  net cash provided by
  (used in) operating
  activities--
  Depreciation and
    amortization.......      152,479      226,466      276,791     67,191       76,862
  Amortization of
    deferred
    compensation.......          --           --     1,017,744     33,575      230,245
  Provision for bad
    debts..............       25,165       27,776       15,500      9,103          --
  Issuance of common
    stock for
    services...........        1,500          --            --        --           --
  Loss on disposal of
    assets.............          --           --        10,664     10,413          --
  Changes in operating
    assets and
    liabilities--
    Accounts
      receivable.......       82,952     (231,481)     (46,032)   (54,762)     (23,498)
    Prepaid expenses
      and other
      assets...........      232,371       25,540   (1,376,535)    24,572      638,574
    Customer deposits
      payable..........   (1,676,315)   4,247,161     (317,383)   (43,869)   1,914,045
    Accounts payable...      (76,578)      98,668      291,411      5,225      220,167
    Accrued expenses...       10,526      196,608       76,372     56,283      280,501
    Other liabilities..          --        68,256        8,800      2,442        2,025
                         -----------  -----------  -----------  ---------  -----------
     Net cash provided
       by (used in)
       operating
       activities......   (3,438,423)   2,517,410   (3,397,304)  (414,286)   2,262,047
                         -----------  -----------  -----------  ---------  -----------
Investing activities:
 Purchases of property
   and equipment.......     (298,369)    (372,818)    (257,327)   (36,352)    (483,078)
                         -----------  -----------  -----------  ---------  -----------
     Net cash used in
       investing
       activities......     (298,369)    (372,818)    (257,327)   (36,352)    (483,078)
                         -----------  -----------  -----------  ---------  -----------
Financing activities:
 Net increase
   (decrease) in bank
   overdraft...........    2,879,337   (2,133,248)    (443,739)   590,639       19,712
 Payments on long-term
   debt................      (26,810)     (29,747)     (44,386)    (6,081)      (4,628)
 Proceeds from sale of
   common stock........          --           --    10,000,000        --       538,848
 Proceeds from
   subscription
   receivable..........          --           --           --         --        78,614
 Proceeds from exercise
   of stock options....          --           --           365        --         1,000
                         -----------  -----------  -----------  ---------  -----------
     Net cash provided
       by (used in)
       financing
       activities......    2,852,527   (2,162,995)   9,512,240    584,558      633,546
                         -----------  -----------  -----------  ---------  -----------
Net increase (decrease)
  in cash and cash
  equivalents..........     (884,265)     (18,403)   5,857,609    133,920    2,412,515
Cash and cash
  equivalents,
  beginning of period..    1,407,512      523,247      504,844    504,844    6,362,453
                         -----------  -----------  -----------  ---------  -----------
Cash and cash
  equivalents, end of
  period...............  $   523,247  $   504,844  $ 6,362,453  $ 638,764  $ 8,774,968
                         ===========  ===========  ===========  =========  ===========

        The accompanying notes are an integral part of these statements.

                           PRINCETON ECOM CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

1. Background:

    On January 25, 1984, Princeton eCom Corporation (the "Company") was incorporated in the State of Delaware as Princeton TeleCom Corporation. In March 1999, the Company changed its name to Princeton eCom Corporation. The Company is a provider of comprehensive electronic bill presentment and payment services to financial institutions and large businesses which generate a significant number of recurring bills. The Company's current customers consist primarily of utilities and financial institutions.

    The Company has incurred significant losses and expects to incur significant losses on a quarterly and annual basis for the foreseeable future. As of December 31, 1998, the Company had an accumulated deficit of $10,893,829 and during 1998 the Company incurred a net loss of $3,354,636. Since its inception, the Company has incurred costs to develop and enhance its technology, establish marketing and customer relationships and build its administrative organization. The Company currently intends to substantially increase its operating expenses to further develop its business. To the extent that such expenses do not subsequently lead to increased revenues, the Company's business, results of operations and financial condition will be materially and adversely affected. In addition, the Company's business model is unproven and evolving and is subject to possible changing governmental regulations (see Note 6). Also, the Company may not realize the critical mass necessary to achieve profitability.

    The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern. These principles contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Management believes that the Company's existing cash and cash equivalents will provide sufficient funding for its operating activities, capital expenditures and other obligations to at least January 1, 2000. Therefore, the accompanying financial statements do not include necessary adjustments should the Company be unable to continue as a going concern.

2. Significant Accounting Policies:

 Interim Financial Statements

    The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for those interim periods. The results of operations for the three months ended March 31, 1998 and 1999 are not necessarily indicative of the results to be expected for the entire year.

 Use of Estimates

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

    Service fees are based on contractual rates with customers. Service fee revenues, which represent transaction fees charged to billers and financial institutions are recognized as services are performed. Interest income on the overnight investment of funds received from consumers pending payment processing is recorded as earned.

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

 Cash and Cash Equivalents

    Cash and cash equivalents include highly liquid investments with original maturities of three months or less and funds received from consumers pending payment processing.

 Prepaid Expenses and Other

    In December 1998, the Company mistakenly made certain overpayments to billers on behalf of consumers. Included in prepaid expenses and other at December 31, 1998 is $862,906 of such overpayments, which were reimbursed to the Company in early 1999. At December 31, 1998 and March 31, 1999, prepaid expenses and other also included certificates of deposit in the aggregate of $370,000 with original maturities greater than three months and certain related party amounts (see Note 12).

 Property and Equipment

    Property and equipment are recorded at cost. Property and equipment capitalized under capital leases are recorded at the present value of the minimum lease payments due over the term of the lease. Depreciation and amortization are provided using the straight-line method over the estimated useful lives or the lease term, whichever is shorter. Expenditures for maintenance, repairs and betterments that do not prolong the useful life of an asset have been charged to operations as incurred. Additions and betterments that substantially extend the useful life of the asset are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the respective accounts, and the resulting gain or loss, if any, is included in operating results.

    The Company reviews its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the related future undiscounted cash flow in measuring whether the asset should be written down to fair value. As of March 31, 1999, management believes that there are no material impairment losses or needed revisions to remaining useful lives.

 Customer Deposits Payable

    Customer deposits payable represents funds received from consumers that are held by the Company pending payment processing.

 Development Costs

    Research and development costs are charged to expense as incurred. In conjunction with the development of its services, the Company incurs certain software development costs. No costs have been capitalized pursuant to Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," since the development period is relatively short and software development costs qualifying for capitalization have been relatively insignificant.

 Income Taxes

    Income taxes are accounted for using the liability method. Accordingly, deferred income tax assets and liabilities are determined based on differences between the financial statement carrying amounts of assets and liabilities and their respective income tax basis, measured using enacted tax rates.

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)
 Stock Compensation

    The Company has elected to follow Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized. If the exercise price of an option is below the market price of the underlying stock on the date of grant, compensation cost is recorded and is recognized in the statements of operations over the vesting period (see Note 9).

 Earnings Per Share

    The Company follows SFAS No. 128, "Earnings Per Share," which requires a dual presentation of "basic" and "diluted" earnings per share ("EPS") on the face of the statements of operations. Basic EPS is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the dilutive effect, if any, from the potential exercise or conversion of securities like stock options, which would result in the issuance of additional shares of common stock. For each of the three years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999, the impact of stock options was not considered as their effect on EPS would be anti-dilutive (see Note 9).

 Fair Value of Financial Instruments

    Cash, accounts receivable, prepaid expenses, customer deposits payable, accounts payable and accrued expenses are reflected in the accompanying financial statements at fair value due to the short-term nature of those instruments. The carrying amount of long-term debt obligations approximate fair value at the balance sheet dates.

 Recent Accounting Pronouncements

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 is effective for fiscal years beginning after December 31, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income in a set of financial statements. Comprehensive income is defined as the change in net assets of a business enterprise during a period from transactions generated from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has no other comprehensive income items, therefore, the adoption of SFAS No. 130 had no impact on the financial statements.

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 applies to all pubic companies and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires that business segment financial information be reported in the financial statements utilizing the management approach. The management approach is defined as the manner in which management organizes the segments within the enterprise for making operating decisions and assessing performance. Management believes the Company operates in one business segment, therefore, the adoption of SFAS No. 131 had no impact on the financial statements.

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use."

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

The Company adopted SOP 98-1 in January 1999. The adoption had no material effect on the Company's financial position or results of operations.

3. Supplemental Cash Flow Information:

    For the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, the Company paid interest of $6,467, $15,687, $14,150, $3,683 and $2,132, respectively. During 1996 and 1997, the Company financed equipment purchases of $129,624 and $4,445 with capitalized lease obligations, respectively.

    During the three months ended March 31, 1999, the Company issued options to purchase common stock to a consultant in exchange for services provided during the Company's planned initial public offering. The fair value of the options using the Black-Scholes option pricing model of $138,491 was included in prepaid expenses and other as of March 31, 1999 in the accompanying balance sheets.

4. Property and Equipment:

                                                 December 31         March 31
                                   Useful   ----------------------  ----------
                                   Lives       1997        1998        1999
                                 ---------- ----------  ----------  ----------
      Computer and telephone
        equipment..............   5 years   $1,372,184  $1,404,057  $1,869,451
      Furniture and fixtures...   5 years       50,290      67,452      85,136
      Leasehold improvements...  Lease term     38,828      38,828      38,828
                                            ----------  ----------  ----------
                                             1,461,302   1,510,337   1,993,415
      Less--Accumulated
        depreciation and
        amortization...........               (609,032)   (688,195)   (765,057)
                                            ----------  ----------  ----------
                                            $  852,270  $  822,142  $1,228,358
                                            ==========  ==========  ==========

    Depreciation and amortization expense for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $152,479, $226,466, $276,791, $67,191 and $76,862, respectively. At December
31, 1997 and 1998 and March 31, 1999, the Company had property and equipment under capitalized lease obligations of $134,069, net of accumulated amortization of $31,061, $57,874 and $65,271, respectively.

5. Long-Term Debt:

                                                      December 31      March 31
                                                   ------------------  --------
                                                     1997      1998      1999
                                                   --------  --------  --------
      Note payable, repaid in 1998................ $ 20,293  $    --   $    --
      Capitalized lease obligations...............  103,148    79,055    74,427
                                                   --------  --------  --------
                                                    123,441    79,055    74,427
      Less--Current portion.......................  (48,049)  (29,441)  (30,478)
                                                   --------  --------  --------
                                                   $ 75,392  $ 49,614  $ 43,949
                                                   ========  ========  ========

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

6. Commitments and Contingencies:

 Lease Commitments

    The Company leases facilities and equipment under capital and noncancelable operating leases with expiration dates through September 2003. Rent expense for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 was $106,753, $111,830, $119,216, $31,041 and $37,050,
respectively. Future minimum lease payments as of December 31, 1998 are as follows:

                                                             Operating Capital
                                                              Leases    Leases
                                                             --------- --------
      1999.................................................. $145,473  $ 38,666
      2000..................................................  141,348    38,666
      2001..................................................  141,704    16,375
      2002..................................................  100,148       --
      2003..................................................    5,691       --
                                                             --------  --------
      Total minimum lease payments.......................... $534,364    93,707
                                                             ========
      Less--Amount representing interest....................            (14,652)
                                                                       --------
      Present value of future minimum lease payments........             79,055
      Less--Current portion.................................            (29,441)
                                                                       --------
                                                                       $ 49,614
                                                                       ========

 Litigation

    The Company is involved, from time to time, in various legal matters and claims which are being defended and handled in the ordinary course of business. None of these matters is expected, in the opinion of management, to have a material adverse effect upon the financial position or results of operations of the Company.

 Employment Agreements

    In early 1999, the Company entered into employment agreements with two officers of the Company. The agreements provide for, among other things, salaries, bonuses, severance payments and certain other payments payable upon a change in control, as defined.

 Government Regulation

    Management believes that the Company is not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board or other federal or state agencies that regulate or monitor banks or other providers of electronic commerce. However, the Company may be periodically audited by banking authorities since the Company is a supplier of services to financial institutions. Laws regulating Internet commerce may be enacted to address issues such as user privacy, pricing, content, taxation and the characteristics and quality of online products and services, among other things. If enacted, these laws could have a material adverse effect on the Company's business.

7. Common Stock:

    On September 4, 1998, the Company entered into an agreement with Billing Concepts Corp. ("BCC") whereby BCC acquired 2,493,870 shares of the Company's common stock for $10,000,000. BCC was also given the right to purchase the number of additional shares of the Company's common stock which is equal to the Company's working capital deficit as of June 30, 1998 in excess of $8.5 million divided by $4.01. On March 30, 1999, the Company sold BCC 134,376 shares for $538,848 in full settlement of this provision. In addition, this agreement provides for, among other things, the right of first refusal on certain equity transactions.

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

    In February 1999, the Company's Chief Executive Officer sold 102,000 shares of his holdings of the Company's common stock to certain BCC affiliates and to a former director of the Company at $5.33 per share.

8. Income Taxes:
    The reconciliation of the statutory federal income tax rate to the Company's effective income tax rate is as follows:

                                   Year Ended
                                   December 31
                                ---------------------
                                1996    1997    1998
                                -----   -----   -----
      Statutory federal income
        tax rate..............  (34.0)% (34.0)% (34.0)%
      State income taxes, net
        of federal tax
        benefit...............   (6.3)   (6.3)   (6.3)
      Nondeductible expenses..    --      1.2     0.2
      Valuation allowance.....   40.3    39.1    40.1
                                -----   -----   -----
                                  --  %   --  %   --  %
                                =====   =====   =====

    Deferred taxes are determined based upon the estimated future tax effects of differences between the financial statements and income tax basis of assets and liabilities given the provisions of the enacted tax laws. The tax effect of temporary differences that give rise to deferred taxes are as follows:

                                                            December 31
                                                       ----------------------
                                                          1997        1998
                                                       ----------  ----------
      Deferred tax assets:
        Net operating loss carryforwards.............  $2,145,851  $3,485,424
        Deferred compensation........................         --      410,151
        Development costs............................     567,476     446,454
        Accruals and reserves not currently
          deductible.................................     109,555     124,403
        Property and equipment.......................      60,223         --
                                                       ----------  ----------
                                                        2,883,105   4,466,432
                                                       ----------  ----------
      Deferred tax liabilities:
        Property and equipment.......................         --     (141,987)
        Other........................................         --      (20,132)
                                                       ----------  ----------
                                                              --     (162,119)
                                                       ----------  ----------
                                                        2,883,105   4,304,313
      Less--Valuation allowance......................  (2,883,105) (4,304,313)
                                                       ----------  ----------
      Net deferred tax asset.........................  $      --   $      --
                                                       ==========  ==========

    Due to the uncertainty surrounding the realization of the net deferred tax asset, the Company has provided a full valuation allowance. As of December 31, 1998, the Company has net operating loss carryforwards of approximately $8,600,000 for federal tax purposes, which begin to expire in 2003, and $7,200,000 for state tax purposes, which begin to expire in 1999. The Tax Reform Act of 1986 contains provisions that may limit the net operating loss carryforwards available in any given year in the event of a 50% cumulative change in ownership over a three-year period.

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

9. Stock Options:

    Effective July 1, 1996, the Company adopted the 1996 Stock Option Plan (the "Plan"). The Plan provides for the granting of incentive and non-qualified stock options to employees and consultants of the Company. The Compensation Committee of the Board of Directors administers the Plan and awards grants and determines the terms of such grants at its discretion. The Company has reserved 4,500,000 shares of common stock for issuance pursuant to the Plan.

    Effective October 20, 1998, the Company adopted the 1998 Non-Employee Director Plan (the "Director Plan"). The Director Plan provides for the granting of non-qualified stock options to non-employee directors of the Company. The Director Plan provides for grants based on a formula, as defined, and additional grants at the discretion of the Compensation Committee of the Board of Directors. The Company has reserved 600,000 shares of common stock for issuance pursuant to the Director Plan.

    Information with respect to the options under the Company's plans is as follows:

                                                                        Weighted
                                                                        Average
                                                              Exercise  Exercise
                                                   Shares      Price     Price
                                                  ---------  ---------- --------
Balance, January 1, 1996........................        --   $      --   $ --
  Granted at fair market value..................    512,700        0.03   0.03
                                                  ---------  ----------  -----
Balance, December 31, 1996......................    512,700        0.03   0.03
  Granted at fair market value..................    696,000        0.03   0.03
  Canceled......................................   (115,500)       0.03   0.03
                                                  ---------  ----------  -----
Balance, December 31, 1997......................  1,093,200        0.03   0.03
  Granted at fair market value..................    492,000        4.00   4.00
  Granted below fair market value...............    733,500        0.03   0.03
  Exercised.....................................    (10,950)       0.03   0.03
  Canceled......................................   (140,850)       0.03   0.03
                                                  ---------  ----------  -----
Balance, December 31, 1998......................  2,166,900   0.03-4.00   0.93
  Granted below fair market value...............    621,000   4.00-5.33   4.87
  Exercised.....................................    (30,000)       0.03   0.03
  Canceled......................................    (60,000)       0.03   0.03
                                                  ---------  ----------  -----
Balance, March 31, 1999.........................  2,697,900  $0.03-5.33  $1.87
                                                  =========  ==========  =====
Balance Exercisable, March 31, 1999.............    561,450  $     0.03  $0.03
                                                  =========  ==========  =====

    All options have terms ranging from five to ten years and generally vest over four years. The weighted average contractual life of options outstanding as of March 31, 1999 was four years for options granted at $0.03 per share and ten years for options granted at $4.00 and $5.33 per share. At March 31, 1999, there were 2,361,150 shares available for future option grants under the plans.

    In connection with certain options granted to employees during the year ended December 31, 1998 and the three months ended March 31, 1998 and 1999, the Company recorded $1,884,500, $159,000 and $1,716,000 of deferred compensation, respectively. These amounts represent the difference between the fair market value of the Company's common stock on the date of grant and the exercise price of options to purchase 733,500, 238,500 and 576,000 shares, respectively, of the Company's common stock. Deferred compensation is amortized over the vesting periods of the options, which range from immediate vesting to periods of up to four years. For the year ended December 31, 1998 and the three months ended March 31, 1998

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

and 1999, $1,017,744, $33,575 and $230,245 of deferred compensation, respectively, was charged to expense. At March 31, 1999, the Company had $2,352,511 of deferred compensation to be amortized over the remaining vesting periods, which range from one to four years.

    Pro forma information provided below has been determined as if the Company had accounted for its employee stock options in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The determination of the fair value of the options noted above was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the years ended December 31, 1996, 1997 and 1998: risk free interest rate of 6.2%, 5.8% and 4.9%, respectively, dividend yield of 0%, volatility factor of the expected market price of the Company's common stock of 70%, and an expected life of the options of four years.

    The weighted average fair value of the options granted is as follows:

                                                                 Year Ended
                                                                 December 31
                                                              -----------------
                                                              1996  1997  1998
                                                              ----- ----- -----
      Granted at fair market value........................... $0.02 $0.02 $2.24
      Granted below fair market value........................   --    --   2.80

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting periods. The Company's pro forma information is as follows:

                                               Year Ended December 31
                                         -------------------------------------
                                            1996         1997         1998
                                         -----------  -----------  -----------
      Net loss, as reported............. $(2,190,523) $(2,141,584) $(3,354,636)
      Net loss per share, as reported...       (0.26)       (0.25)       (0.36)
      Pro forma net loss................  (2,191,728)  (2,144,657)  (3,364,955)
      Pro forma net loss per share......       (0.26)       (0.25)       (0.36)

10. Employee Benefit Plan:

    The Company has a Section 401(k) retirement savings plan (the "401(k) Plan"). The 401(k) Plan allows employees to contribute 2% to 15% of their annual compensation subject to statutory limitations. Company contributions to the 401(k) Plan are discretionary. Effective January 1999, the Company began matching contributions of 100% of the first 6% of employee contributions. Company contributions were $31,181 for the three months ended March 31, 1999.

11. Concentration of Credit Risk:

    For the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999, the Company had four, two, one, three and one customer(s) which accounted for 61%, 22%, 12%, 35% and 11% of service fee revenues, respectively. At December 31, 1997 and 1998 and March 31, 1999 these customers had aggregate accounts receivable of $79,402, $63,675 and $79,612 respectively. The loss of one or more of these customers could have a materially adverse effect on the Company's business.

12. Related Party Transactions:

    Prepaid expenses and other at December 31, 1998 and March 31, 1999 includes $64,000 and $63,000 of advances made to the Company's Chief Executive Officer, respectively. At December 31, 1998, certificates of

                           PRINCETON ECOM CORPORATION

  (Information as of March 31, 1999, and for the three months ended March 31,
                          1998 and 1999, is unaudited)

deposit in the aggregate of $370,000 were pledged as collateral for a guarantee by the Company of a personal bank loan to this individual. In March 1999, the certificates of deposit and loan guarantee were released.

13. Recapitalization and Public Offering Subsequent to December 31, 1998:

    On March 30, 1999, the Company's Board of Directors authorized management to file a Registration Statement with the SEC to permit the Company to commence an initial public offering of 3,000,000 shares of its common stock, of which none will be sold by current stockholders. In connection therewith, on March 30, 1999, the Company's Board of Directors approved an amendment to the Company's Articles of Incorporation to be filed prior to the Offering authorizing 3,000,000 shares of $.01 par value preferred stock and 50,000,000 shares of common stock and, on April 27, 1999, authorized a 3-for-1 split of its common stock to be effected prior to the offering. The authorized preferred stock and common stock and the stock split have been retroactively reflected in the financial statements.

    After the recapitalization and 3-for-1 stock split of each outstanding share of common stock, as discussed in Note 13 to the financial statements, are effected, we expect to be in a position to render the following audit report.

                                          /s/ ARTHUR ANDERSEN LLP

Philadelphia, Pa.,
March 30, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders  of Princeton eCom Corporation:

    We have audited in accordance with generally accepted auditing standards, the financial statements of Princeton eCom Corporation, formerly Princeton TeleCom Corporation, included in this registration statement and have issued our report thereon dated March 30, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying financial statement schedule is the responsibility of the Company's management and is presented for purposes of complying with the SEC's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

Philadelphia, Pa.,
March 30, 1999

                           PRINCETON ECOM CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts:

                                     Balance at Charged to            Balance at
                                     Beginning  Costs and               End of
                                      of Year    Expenses  Write-offs    Year
                                     ---------- ---------- ---------- ----------
December 31, 1998...................  $52,941    $15,500    $(18,499)  $49,942
December 31, 1997...................   25,165     27,776          --    52,941
December 31, 1996...................       --     25,165          --    25,165

[CIRCULAR GRAPHIC APPEARS HERE DEPICTING THE INTEGRATION OF PRINCETON ECOM'S SERVICES. ABOVE THE GRAPHIC IS THE QUOTE "PRINCETON ECOM PROVIDES A FULLY INTEGRATED SUITE OF OUTSOURCED SERVICES FOR BILLER'S ELECTRONIC BILL PRESENTMENT AND PAYMENT NEEDS."]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All the amounts shown are estimated except the SEC registration fee, the National Association of Securities Dealers filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fee........... $   12,788
      NASD filing fee...............................................      5,100
      Nasdaq National Market listing fee............................     85,000
      Printing and engraving expenses...............................    175,000
      Legal fees and expenses.......................................    500,000
      Accounting fees and expenses..................................    150,000
      Blue Sky fees and expenses (including legal fees).............     25,000
      Transfer agent and registrar fees and expenses................     10,000
      Miscellaneous.................................................    237,112
                                                                     ----------
        Total                                                        $1,200,000
                                                                     ==========

--------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

    Section 102 of the Delaware General Corporation Law ("DGCL"), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

    Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in our right) by reason of the fact that the person is or was a director, officer, agent or employee of ours or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in our right as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    Our Amended and Restated Certificate of Incorporation will include a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  . for any breach of the director's duty of loyalty to Princeton eCom or its stockholders;

  . for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  . under the section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  . for any transaction from which the director derived an improper personal benefit.

    Our Amended and Restated Bylaws provide that:

  . we must indemnify our directors and officers to the fullest extent permitted by Delaware law;

  . we may indemnify our other employees and agents to the same extent that we indemnified our officers and directors, unless otherwise determined by our board of directors; and

  . we must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by Delaware law.

    Prior to the completion of this offering, we intend to enter into indemnity agreements with each of our directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we intend to obtain directors' and officers' insurance in the amount of $15.0 million providing indemnification for our directors, officers and certain employees for certain liabilities. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

    The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    At present, there is no pending material litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Item 15. Recent Sales of Unregistered Securities

    In the last three years, we sold the following securities:

    In June 1996, we amended a stock purchase agreement with C. Richard Corl dated June 29, 1993. By the terms of this amended stock purchase agreement, an adjustment was made for the issuance of an additional 9,000 shares of common stock to Mr. Corl and an adjustment increasing the amount owed to us by Mr. Corl under a promissory note for an additional $1,350. This sale of securities was made under the exemption of (S)4(2) under the Securities Act of 1933.

    In July 1996, we sold an aggregate of 120,000 shares of common stock, of which 30,000 shares were sold to each of Lawrence Greenberg, Diane Hancharik, Susan Hubbard-Walker, and Alex Peterhans at a purchase price of $1,000. The consideration for each of these purchases was a promissory note with a principal amount of $1,000 and 6% interest per annum. Each of these promissory notes was satisfied in March 1999. In addition, in July 1996 we delivered 45,000 shares to Benson Lapides in satisfaction of amounts which we owed Mr. Lapides for consulting services which he performed for us. These sales of securities were made under the exemption of (S)4(2) under the Securities Act of 1933.

    In March 1997, we sold an additional 30,000 shares of common stock to Mr. Peterhans for an aggregate purchase price of $1,000. The consideration for this purchase was a promissory note with a principal amount of $1,000 and an interest rate of 6% per annum.

    In December 1997, we sold 60,000 additional shares of common stock, of which an additional 30,000 shares were sold to Mr. Greenberg and 30,000 shares were sold to Mrs. Hubbard-Walker, in each instance for an aggregate purchase price of $1,000. The consideration for each of these purchases was a promissory note with a principal amount of $1,000 and 6% per annum. Each of these promissory notes was satisfied in March 1999. These sales of securities were made under the exemption of (S)4(2) under the Securities Act of 1933.

    On September 4, 1998, the Company sold 2,493,870 shares of common stock to Billing Concepts Corp. for an aggregate purchase price of $10,000,000 in cash. This sale of securities was made under the exemption of (S)4(2) and Rule 506 of Regulation D under the Securities Act of 1933.

    On March 30, 1999, the Company sold an additional 134,376 shares of common stock to Billing Concepts Corp. for an aggregate purchase price of $538,848. These shares were sold to Billing Concepts Corp. under the terms of an option granted to Billing Concepts Corp. in connection with their September 1998 purchase, which option permitted the purchase of additional shares if the Company's working capital deficit, as of June 30, 1998, exceeded $8.5 million. These shares were sold to Billing Concepts Corp. under the exemptions of
(S)4(2) and Rule 506 of Regulation D under the Securities Act of 1933.

Item 16. Exhibits and Consolidated Financial Statement Schedules

 (a) Exhibits

 Exhibit No.                             Description
 -----------                             -----------
   *1.1      Form of Underwriting Agreement between Princeton eCom Corporation and the Underwriters.
  **3(i)(1)  Certificate of Incorporation, as amended, of Princeton eCom
             Corporation.
    3(i)(2)  Amended and Restated Certificate of Incorporation of Princeton
             eCom Corporation.
  **3(ii)(1) Amended and Restated Bylaws of Princeton eCom Corporation.
   *3(ii)(2) Second Amended and Restated Bylaws of Princeton eCom Corporation.
  **4.1      Specimen Stock Certificate.
   *5.1      Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being offered.
 **10.1      Employment Agreement between Princeton eCom and Ronald W. Averett.
 **10.2      Employment Agreement between Princeton eCom and Christopher S.
             Sugden.
 **10.3      Amended 1996 Stock Option Plan.
 **10.4      1998 Non-Employee Director Plan.
  *10.5      Form of Indemnification Agreement.
   10.6      Lease Agreement relating to 165 Wall Street, Princeton, New
             Jersey.
 **10.7      Voting Agreement between Billings Concepts Corp., Princeton eCom
             Corporation, Donald C. Licciardello and the Licciardello Family
             Limited Partnership.
 **10.8      Stock Purchase Agreement between Princeton eCom Corporation and
             Billing Concepts Corp.
  *23.1      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).*
   23.2      Consent of Arthur Andersen LLP.
 **23.3      Consent of William Jennings.
   23.4      Consent of Killen & Associates.
 **24.1      Power of Attorney (on the signature page).
 **27.1      Financial Data Schedule.

--------
 * To be filed by amendment.
** Previously filed.

 (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

    All other schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements or related notes.

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 2nd day of June, 1999.

                                              PRINCETON ECOM CORPORATION

                                              By:  Donald C. Licciardello*
                                                 ------------------------------
                                                   Donald C. Licciardello
                                                Chairman and Chief Executive
                                                           Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signatures                             Title                      Date
              ----------                             -----                      ----

       Donald C. Licciardello*         Chairman and Chief Executive         June 2, 1999
______________________________________ Officer
        Donald C. Licciardello         (Principal Executive Officer)

    /s/ Christopher S. Sugden          Senior Vice President and Chief      June 2, 1999
______________________________________ Financial
        Christopher S. Sugden          Officer (Principal Financial and
                                       Accounting Officer)

           C. Richard Corl*            Executive Vice President,            June 2, 1999
______________________________________ Secretary
           C. Richard Corl             and Director

        Parris H. Holmes, Jr.*         Director                             June 2, 1999
______________________________________
        Parris H. Holmes, Jr.

          Kelly E. Simmons*            Director                             June 2, 1999
______________________________________
           Kelly E. Simmons


By: /s/ Christopher S. Sugden
  -------------------------------
    Christopher S. Sugden
      Attorney-in-fact

                                  Exhibit List

 Exhibit No.                             Description
 -----------                             -----------
   *1.1      Form of Underwriting Agreement between Princeton eCom and the
             Underwriters.
  **3(i)(1)  Certificate of Incorporation, as amended, of Princeton eCom
             Corporation.
    3(i)(2)  Amended and Restated Certificate of Incorporation of Princeton
             eCom Corporation.
  **3(ii)(1) Amended and Restated Bylaws of Princeton eCom Corporation.
   *3(ii)(2) Second Amended and Restated Bylaws of Princeton eCom Corporation.
  **4.1      Specimen Stock Certificate.
   *5.1      Opinion of Kelley Drye & Warren LLP (including the consent of such firm) as to the validity of the securities being offered.
 **10.1      Employment Agreement between Princeton eCom and Ronald W. Averett.
 **10.2      Employment Agreement between Princeton eCom and Christopher S.
             Sugden.
 **10.3      Amended 1996 Stock Option Plan.
 **10.4      1998 Non-Employee Director Plan.
  *10.5      Form of Indemnification Agreement.
   10.6      Lease relating to 165 Wall Street, Princeton, New Jersey.
 **10.7      Voting Agreement between Billing Concepts Corp., Princeton eCom
             Corporation, Donald C. Licciardello and the Licciardello Family
             Limited Partnership.
 **10.8      Stock Purchase Agreement between Princeton eCom Corporation and
             Billing Concepts Corp.
  *23.1      Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).
   23.2      Consent of Arthur Andersen LLP.
 **23.3      Consent of William Jennings.
   23.4      Consent of Killen & Associates.
 **24.1      Power of Attorney (on the signature page).
 **27.1      Financial Data Schedule.

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 * To be filed by amendment.
** Previously filed.